UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ZIONS BANCORPORATION

(Name of registrant as specified in its charter)

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April 14, 2011

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held on Friday, May 27, 2011, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.

We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 15, 2011, you will receive a Notice of Internet Availability of Proxy Materials which will provide instructions on how to access our proxy statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.

It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet by following the instructions found on your Notice of Internet Availability of Proxy Materials. As an alternative, you may follow the procedures outlined in your Notice to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

Shareholders, media representatives, analysts and the public are welcome to listen to the Annual Meeting via a live Webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons

Chairman, President & Chief Executive Officer

ZIONS BANCORPORATION

One South Main Street, 15th Floor

Salt Lake City, Utah 84133-1109

NOTICE OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on May 27, 2011

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport.

Date:	May 27, 2011
Time:	1:00 p.m., local time
Place:	Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our Web site at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect six (6) directors for one-year terms (Proposal 1).

2.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2011 (Proposal 2).

3.	To approve, on a nonbinding advisory basis, the compensation paid to our executive officers with respect to the fiscal year ended December 31, 2010 (Proposal 3).

4.	To vote on a shareholder proposal that we adopt a policy requiring the Board of Directors to review and determine whether to seek recoupment of bonuses and other incentive compensation awarded to senior executives in certain circumstances described in the proposal (Proposal 4).

Record Date: Only shareholders of record on March 23, 2011, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors

Thomas E. Laursen

Corporate Secretary

Salt Lake City, Utah

April 14, 2011

OTHER BUSINESS	55

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	56

COMMUNICATIONS WITH THE BOARD OF DIRECTORS	56

“HOUSEHOLDING” OF PROXY MATERIALS	57

VOTING THROUGH THE INTERNET OR BY TELEPHONE	57

FORWARD-LOOKING STATEMENTS	57

ZIONS BANCORPORATION

One South Main Street, 15th Floor

Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION

Your proxy is solicited by the Board of Directors of Zions Bancorporation (referred to as “Zions,” “we,” “our,” “us,” or the “Company”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, May 27, 2011, at 1:00 p.m. local time.

Pursuant to the rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 15, 2011, we will send a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the proxy materials, to our shareholders of record as of March 23, 2011, the record date for the Annual Meeting (the “Record Date”).

Your proxy will be voted as you direct. If no contrary direction is given, your proxy will be voted:

➢	FOR the election of the six directors listed on pages 3 and 4 to one-year terms of office (Proposal 1);

➢	FOR ratification of our independent registered public accounting firm for fiscal 2011 (Proposal 2);

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our executive officers named in this Proxy Statement with respect to the fiscal year ended December 31, 2010 (Proposal 3);

➢

AGAINST a shareholder proposal regarding a policy requiring the Board of Directors to review and determine whether to seek recoupment of bonuses and other incentive compensation awarded to senior executives in certain circumstances described in the proposal (Proposal 4).

You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.

The only shares that may be voted at the Annual Meeting are the 183,856,060 common shares outstanding at the close of business on the Record Date. Each share is entitled to one vote.

On all matters other than the election of directors, the action will be approved if the number of shares validly voted in favor of the action exceeds the number of shares validly voted against the action. Each nominee for director will be elected if he or she receives a plurality of the votes cast; however, if any nominee does not receive the affirmative vote of a majority of the votes validly cast, he or she will be elected to a 90-day term of office. In order for any of the matters to be acted on at the meeting, a quorum of our shares must be present or represented by proxy at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the Record Date, or 91,928,031 shares. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.

If you validly submit a proxy solicited by the Board of Directors, or the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If you submit a proxy solicited by the Board but do not specify the manner in which the shares are to be voted on a proposal, the shares will be counted “FOR” the proposal in the case of Proposals 1 through 3, and “AGAINST” the proposal in the case of Proposal 4.

If you submit your proxy but indicate that you want to “ABSTAIN” with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal.

Please note that under the New York Stock Exchange, or NYSE, rules affecting all public companies, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of independent auditors (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Company, NYSE policy states that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to each proposal.

Under NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Company’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), on the proposal to approve executive compensation on a nonbinding advisory basis (Proposal 3), or on the shareholder proposal on a policy for the recoupment of incentive compensation (Proposal 4), unless you provide specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers and employees may solicit proxies in person, by mail or telephone, but they will receive no extra compensation for doing so.

OUR BOARD OF DIRECTORS

Our Board consists of 10 members. The term of office for six of our directors expires in 2011, and the remaining four members of our Board serve under terms that will expire in 2012. Prior to 2010, our directors were elected into different director classes with overlapping three-year terms. At our 2009 annual meeting, our shareholders approved an amendment to our Restated Articles of Incorporation that eliminated the classified three-year term structure for our Board in favor of one-year terms. We began phasing in the declassified board term system in 2010 and continue to do so this year. Accordingly, the positions of the six directors whose terms expire this year are subject to election at the Annual Meeting for one-year terms. The proposal for the election of those directors begins on page 49 of this Proxy Statement.

The names, ages and biographical information for our Board of Directors are set forth below. In order to assist our shareholders in their evaluation of the persons nominated for director under Proposal 1 (see page 49), we have separated the information for the director nominees from the other directors not subject to election at the Annual Meeting.

Director Nominees

Nominees	Principal Occupation, Directorships of Publicly-Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Jerry C. Atkin Age 62 Director since 1993 Present term expires 2011

Mr. Atkin is Chairman, President and Chief Executive Officer of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills as the head of a publicly traded company and accounting background to our Board. At SkyWest, he led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

Roger B. Porter Age 64 Director since 1993 Present term expires 2011

Dr. Porter serves as the IBM Professor of Business and Government at Harvard University, Cambridge, Massachusetts, and as a director of Extra Space Storage, Inc., Packaging Corporation of America, and Tenneco Inc.

Dr. Porter benefits the Board with his broad knowledge of business-government relations and economics. He has served for more than a decade in senior economic policy positions in the White House, most recently as Assistant to the President for Economic and Domestic Policy from 1989 to 1993. He was also Director of the White House Office of Policy Development in the Reagan Administration and Executive Secretary of the President’s Economic Policy Board during the Ford Administration. He is the author of several books on economic policy. Dr. Porter has also gained extensive financial and risk management expertise through his service on the audit committees of Zions and other companies.

Stephen D. Quinn Age 55 Director since 2002 Present term expires 2011

Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. in New York, New York. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings and other transactions for some of America’s best-known corporations. Mr. Quinn chairs our Audit Committee. At Group 1 Automotive, he currently chairs the finance and risk management committee and is a member of the audit and nominating and governance committees. He has also served as Group 1 Automotive’s lead director. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.

Nominees	Principal Occupation, Directorships of Publicly-Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
L. E. Simmons Age 64 Director since 1978 Present term expires 2011

Mr. Simmons is the founder and President of SCF Partners, a private equity firm managing a portfolio of energy service companies. Based in Houston, Texas, the firm also has offices in Calgary, Alberta and Aberdeen, Scotland. Mr. Simmons is also a director of United Airlines, Inc.

Mr. Simmons brings extensive finance, investment, and mergers and acquisition experience to the Board. Over the past 19 years, SCF has been involved in nearly 200 acquisitions. Prior to founding SCF, Mr. Simmons co-founded Simmons & Company International, the world’s leading investment banking firm to oilfield service companies. He also helped to create the corporate finance department at The First National Bank of Chicago. Mr. Simmons also benefits the Board through his broad knowledge of the Texas market. Mr. Simmons is the brother of Harris Simmons, our Chairman and CEO.

Shelley Thomas Williams Age 59 Director since 1998 Present term expires 2011

Ms. Williams is a public affairs/communications consultant based in Sun Valley, Idaho.

Ms. Williams’ wide-ranging experience in media and public relations has been a tremendous resource to the Board. She was senior director of communications for the Huntsman Cancer Institute at the University of Utah, a senior vice president for the Olympic Winter Games of 2002, vice president for public affairs of Smith’s Food & Drug Centers, Inc., now part of Kroger Corporation, and a director of The Regence Group. Before that, she was a reporter and anchor at KSL-TV in Salt Lake City, receiving an Emmy, the National Press Club Consumer Journalism Award, and the G. Allen Award from the National Chapter of Women in Broadcasting. She was a Trustee of the University of Utah from 1991–2001 and is a member of the International Women’s Forum.

Steven C. Wheelwright Age 67 Director since 2004 Present term expires 2011

Dr. Wheelwright is president of Brigham Young University-Hawaii in Laie, Hawaii and the Edsel Bryant Ford Professor of Management Emeritus at Harvard Business School (HBS). He served as assistant to the president of Brigham Young University-Idaho from 2006–2007, and as the Baker Foundation Professor and Senior Associate Dean, Director of Publication Activities at HBS from 2003–2006.

Dr. Wheelwright’s breadth of knowledge of business strategy, particularly in the areas of technology and operations, is a great asset to the Board. From 1995–1999, he served as Senior Associate Dean, where he was responsible for the M.B.A. program at HBS. He has taught in a number of HBS Executive Education Programs. Prior to his service at HBS, he served at Stanford University’s Graduate School of Business, where he directed the strategic management program and was instrumental in initiating the manufacturing strategy program. In addition to his Harvard and Stanford positions, Professor Wheelwright served on the faculty of INSEAD (European Institute of Management) in Fontainebleau, France. He has consulted in the areas of business/operations strategy and improving product development capabilities, and is the author or co-author of more than a dozen books.

Directors with Unexpired Terms of Office

Directors	Principal Occupation, Directorships of Publicly-Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
R. D. Cash Age 68 Director since 1989 Present term expires 2012

Mr. Cash is a former chairman, president and chief executive officer of Questar Corporation, headquartered in Salt Lake City, Utah, and a director of Questar Corporation, Associated Electric and Gas Insurance Services Limited and National Fuel Gas Company.

Mr. Cash’s experience in running a large, publicly traded company and energy expertise is a great asset to the Board. He has served as director of our subsidiary Zions First National Bank and the Federal Reserve Bank of San Francisco (Salt Lake City Branch). Mr. Cash benefits the Board through his broad knowledge of the Utah and Texas markets. He is also a former director of TODCO, and Energen Corp., a public company listed on the New York Stock Exchange, and is the chairman of the Texas Tech University Foundation and director of the Ranching Heritage Association.

Patricia Frobes Age 64 Director since 2003 Present term expires 2012

Ms. Frobes formerly served as Group Senior Vice President for Legal Affairs and Risk Management and General Counsel at The Irvine Company in Newport Beach, California.

Ms. Frobes brings an in-depth real estate and legal background, as well as broad knowledge of the California market, to the Board. Prior to joining The Irvine Company, she was a partner and vice chair at O’Melveny & Myers LLC, where she specialized in real estate development and financing matters. She is a member of the American College of Real Estate Lawyers, a past chair of the California State Bar Real Property Section executive committee, and past co-chair of the California State Bar joint committee on Reform of Anti-Deficiency Laws.

J. David Heaney Age 62 Director since 2005 Present term expires 2012

Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors, and a director of our Texas subsidiary, Amegy Bank N.A.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005, and also benefits our Board through his knowledge of this important subsidiary. While on Amegy’s board, he was a member of Amegy’s executive, risk and compensation committees, and chairman of its audit committee. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc., a New York stock exchange listed company. Mr. Heaney was a partner in the law firm of Bracewell & Patterson (now Bracewell & Giuliani).

Harris H. Simmons Age 56 Director since 1989 Present term expires 2012

Mr. Simmons is Chairman, President and Chief Executive Officer of Zions Bancorporation, Chairman of Zions First National Bank, and a director of Questar Corporation.

Mr. Simmons’ nearly 40 years of experience in banking and leadership of the Company has been invaluable to the Board. During his tenure as our president and then chairman and CEO, we have grown from $3 billion in assets to our present $51 billion in assets. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Eight of our 10 Board members are “independent” directors, as defined by the rules of the Securities and Exchange Commission, or the SEC, the listing standards of The Nasdaq Stock Market, or Nasdaq, and our Corporate Governance Guidelines. Our full Board held 12 meetings during 2010. In addition, the non-management directors met regularly in confidential sessions. We refer to such meetings of the non-management directors as “executive sessions.” The chair of the Executive Committee, Roger B. Porter, who is an independent director, served as the Presiding Director at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s annual shareholders’ meeting. The Board conducts a periodic self-assessment. All of our directors are expected to attend the six regularly scheduled meetings of the Board, meetings of committees of which they serve as members, the organizational meeting held in conjunction with our annual shareholders’ meeting and our annual shareholders’ meeting.

Our Board has determined that a majority of its directors are independent. Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (1) is not, and has not been within the previous three years, an officer or employee of the Company or its subsidiaries; (2) is “independent” under the rules of Nasdaq; and (3) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Applying these guidelines, the Board has determined all of our directors to be independent except for Harris H. Simmons, who is the Chief Executive Officer, or CEO, of the Company, and L. E. Simmons, who is Harris Simmons’ brother.

The Board typically invites members of management, including our vice chairman and chief financial officer, or CFO, chief investment officer, chief human resources officer, chief credit officer, or CCO, general counsel and our directors of Internal Audit, Credit Administration, Risk Management, Compliance and Credit Examination to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

Board Leadership Structure

Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our CEO, Harris Simmons, has nearly 40 years of experience with the Company, including two decades of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both Chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.

At the same time, the Board feels that the current governance structure, which includes regular executive sessions chaired by an independent Presiding Director and meetings with the Company’s external auditors, internal auditors, and other consultants, an active and robust compliance program, and active Board and committee members, provides appropriate oversight of the Company’s policies and business, and that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.

At our annual meeting of shareholders in 2010, shareholders voted on a shareholder proposal to separate the roles of chairman and CEO. Only 8% of the votes cast favored such a change, evidencing strong shareholder support for our current leadership structure which combines the roles.

Our Board’s membership is strongly independent, with eight of our 10 members being independent under Nasdaq and Board standards. Our Board’s Audit, Executive Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors, and all five of our standing committees are chaired by independent directors.

Under the Company’s Corporate Governance Guidelines, the Chairman of the Executive Committee, an independent director, serves as the “Presiding Director.” The role of the Presiding Director is to:

•	discuss with other directors any concerns they may have about the Company and its performance and relay those concerns, where appropriate, to the full Board;

•	be available to be consulted by any of the senior executives of the Company as to any concerns the executive might have;

•	consult with our CEO regarding the concerns of directors or senior executives;

•	be available to communicate with shareholders;

•	preside at executive sessions of the Board;

•	help develop and approve Board meeting schedules, agendas and information; and

•	if desired, call meetings of our independent directors.

Our Board of Directors has five standing committees, namely:

•	the Executive Committee,

•	the Audit Committee,

•	the Credit Review Committee,

•	the Executive Compensation Committee, and

•	the Nominating and Corporate Governance Committee.

Recently enacted legislation will require us to establish a risk committee. We are currently considering how to best structure this committee and intend to form the committee when final rules implementing this requirement become effective. Our Board and existing committees now perform the functions likely to be required under the implementing regulations, as described below under “Board Involvement in Risk Oversight” beginning on page 10.

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The written charters are posted on our Web site at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” button. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees which review their charters on an annual basis. The full Board then approves the charters, with any revisions it deems appropriate in light of the committees’ recommendations.

The Board appoints one member of each of the committees as the chairperson, with the chair to be rotated periodically. The committee calendars, meetings and meeting agendas are set by the chairperson of the respective committees. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.

The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Credit Review Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin	✓	✓			✓*
R. Don Cash			✓	✓	✓
Patricia Frobes	✓		✓*	✓
J. David Heaney		✓	✓
Roger B. Porter	✓*			✓	✓
Stephen D. Quinn	✓	✓*	✓
Harris H. Simmons	✓
L. E. Simmons			✓
Shelley Thomas Williams		✓		✓
Steven C. Wheelwright	✓			✓*	✓

*	Committee Chair

Executive Committee

Our Executive Committee has six members, and reviews projects or proposals that require prompt action on the part of the Company. The Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to amend the Restated Articles of Incorporation or Bylaws of the Company, adopt a plan of merger or recommend to shareholders the sale of all or substantially all of the Company’s assets. The Executive Committee did not meet in 2010. The Chairman of the Executive Committee is an independent director and serves as the Presiding Director.

Audit Committee

Our Audit Committee has four members, and met 11 times in 2010. Each of the members is independent as defined by our Corporate Governance Guidelines. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has also determined that Mr. Stephen D. Quinn is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and Nasdaq’s listing standards.

Credit Review Committee

Our Credit Review Committee has five members, and met 10 times in 2010. The Committee monitors the results of internal credit examinations and reviews our adherence to the policies established by the Board and by management with respect to credit-related issues for all of our subsidiary banks.

Executive Compensation Committee

Our Executive Compensation Committee has five members, and met six times in 2010. The Committee is comprised solely of independent directors as defined by our Corporate Governance Guidelines. None of the members of the Executive Compensation Committee during 2010 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, nor has any of them had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SECduring the past three fiscal years.

The purpose of the Executive Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives and to produce reports and filings, in accordance with the rules and regulations of the SEC, the United States Department of the Treasury, or Treasury Department, the Board of Governors of the Federal Reserve System, or Federal Reserve, and other governmental agencies. More specifically, the duties and responsibilities of the Committee are detailed in the Executive Compensation Committee Charter.

According to its charter, the Executive Compensation Committee has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The manner in which the Executive Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described below under “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has four members who met twice in 2010. Each member is independent as defined by our Corporate Governance Guidelines. The Committee, among other things, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of our Board, reviews potential candidates for membership on the Board and recommends nominees to the Board.

In identifying and recommending nominees for positions on the Board, the Committee places primary emphasis on the criteria set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines, namely:

•	personal qualities and characteristics, accomplishments and professional reputation;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	diversity of viewpoints, backgrounds and experience;

•	the ability and skill set required to chair committees of the Board; and

•	relevant significant experience in public companies.

The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members individually meet the criteria and collectively possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.

Although the Board does not have a separate policy regarding diversity, it believes it is benefited by a diversity of viewpoints, backgrounds and experience among its members, as reflected in the criteria for Board membership. Accordingly, diversity is one of the factors considered by the Nominating and Corporate Governance Committee in evaluating individuals for nomination to the Board.

The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the Chairperson of the Committee enters into a discussion with that nominee.

The Committee also considers nominees recommended by shareholders. The policy adopted by the Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Committee for election at our 2012 Annual Meeting of Shareholders should follow the process set forth in the Company’s Bylaws described on page 56 under “Shareholder Proposals for 2012 Annual Meeting.”

Corporate Governance

In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•

Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers;

•

the Code of Business Conduct and Ethics, which applies to our senior financial officers, including our principal executive officer, principal financial officer and controller, as well as to all employees;

•	a Directors Code of Ethics for members of the Board of Directors;

•	a Related Party Transactions Policy, which prohibits transactions between the Company and its directors, executive officers and 5% shareholders without necessary approval and disclosure;

•	Stock Ownership and Retention Guidelines, which require our executive officers and directors to hold specified amounts of our common shares;

•	an Excessive and Luxury Expenditures Policy, which restricts the incurrence of expenditures deemed to be excessive; and

•

a Compensation Clawback Policy, which makes incentive compensation subject to repayment in circumstances specified by the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Emergency Economic Stabilization Act of 2008, or ESSA, the American Recovery and Reinvestment Act of 2009, or ARRA, and regulations promulgated under those laws.

These guidelines and policies are posted on our Web site at www.zionsbancorporation.com, and can be accessed by clicking on “Corporate Governance.” Information concerning purchases and sales of our equity securities by our executive officers and directors is also available on our Web site.

Board Involvement in Risk Oversight

Our Board of Directors oversees our overall risk management process, which is designed to ensure that the amounts and types of risk that we undertake are in alignment with the business strategies and policies that we have established to control that risk. Our Board oversees our risk policies and procedures either through actions of the full Board or through the actions of the Board’s Audit, Credit Review and Executive Compensation

Committees, and based on information received from various management committees. Based on information from management, the Board approves corporate policies relating to asset liability management, capital management, credit administration, and various other compliance and risk matters. The Audit and Credit Review Committees formally report to the full Board at least quarterly and recommend any actions they deem necessary to enhance our risk management practices. The Executive Compensation Committee similarly reports to the full Board at each meeting of the Board following a committee meeting. Our Board also monitors, reviews and reacts to various reports and recommendations presented by our management, internal and external auditors, counsel, and regulators. Through these reports, the Board obtains an understanding of the risks of our business strategies and how our management assesses, quantifies and manages those risks, and how management sets our enterprise-wide risk management policies and procedures. Although our Board understands that a degree of risk is inherent in any business operation, it strives to ensure that risk management is a part of our business culture, and that our policies and procedures for assessing, monitoring and limiting risk are part of our daily decision-making processes.

Board Committee Oversight

Our Board committees assist in our overall risk management in a variety of ways, including the following:

Our Audit Committee is responsible for the oversight of our internal control environment and our overall business controls, which are designed to ensure that they are effective for purposes of providing our Board and management with necessary information and complying with regulatory standards, including standards for effectiveness and adequacy under the Sarbanes-Oxley Act. It addresses our financial controls through its reviews of our earnings releases and periodic filings with the SEC, and it receives formal reports from the directors of internal audit, credit examination, compliance, risk management and the general counsel on any significant matters at least quarterly. It also receives input from our senior management, including executives from our affiliate banks. These include reports on the allowance for credit losses, testing under the Sarbanes-Oxley Act, general regulatory compliance, overall internal controls and outstanding legal matters. The director of Corporate Risk Management provides summaries of the enterprise-wide risk management committee, or ERMC, our model control committee and our new products review committee reports and recommendations to the Audit Committee on a quarterly basis, and to our full Board at least annually. Our external auditors also provide quarterly updates and communications to the Audit Committee.

Our Credit Review Committee meets at least quarterly to review high-risk loan portfolios and concentrations, credit trends, lending policies and the allowance for credit losses. The Committee regularly receives comprehensive reports from our credit administration, credit examination and internal audit and management units.

Our Executive Compensation Committee reviews with our senior risk officers (including our director of Corporate Risk Management) and external consultants, as appropriate, senior executive officer compensation arrangements and overall compensation arrangements, with a view to ensuring that those arrangements do not encourage unnecessary and excessive risk taking. As noted in the section entitled “Compensation Discussion and Analysis,” the Executive Compensation Committee also evaluates our compensation arrangements in connection with our compliance with the compensation limitations and restrictions under the Troubled Asset Relief Program, or TARP, Capital Purchase Program, or CPP, and other governmental programs.

Our Board currently does not have a separate risk management committee, believing that the entire Board should be responsible for that function. The full Board helps ensure that our management is properly focused on risk by, among other things, reviewing and discussing the performance of our senior management and business unit leaders and reviewing our succession plans and contingency planning programs. The Board also reviews the reports of our standing Board committees and receives periodic reports directly from management such as credit portfolio, investment portfolio and liquidity and funding stress testing results, interest rate positions, compliance processes, business resumption planning, information technology and internet security. Our Board also considers reputation and strategic risk and evaluates the performance of our Board’s committees in the execution of their responsibilities. The full Board and its committees regularly require the participation of senior officers and executives of our affiliate banks in general Board meetings. The Board of Directors and Board level committees engage third party expertise at their discretion to supplement their risk oversight capabilities.

Enterprise Risk Management Committee

Our risk management process is based, in part, on the input and recommendations of various management committees, including our asset liability, capital management, model validation, new product review, credit administration and securities valuation and securitization oversight committees. In addition, our ERMC acts as a consultative management committee which meets regularly to identify and assess enterprise-wide risks that may affect our ability to execute on our business objectives and strategies. The ERMC is chaired by our chairman and CEO and is administered and supported by our executive vice president—Risk Management. Our CFO, general counsel, and directors of Corporate Finance, Investments, Technology, and Credit Administration are also members of the ERMC. Our directors of Credit Examination, Corporate Compliance and Internal Audit participate frequently in ERMC meetings, but do so only on an invited basis to avoid potential conflicts of interest. The ERMC meets quarterly.

These committees establish and recommend to our Board, in consultation with our business units and management, specific policy limits for a variety of risk categories, including interest rate risk, liquidity risk, and concentrations of some loan portfolios by geography and product type, and develops policies and procedures for products and business activities in which we will participate. With the assistance of these committees, our Board has established enterprise-wide metrics to identify and manage our aggregate risk exposure for, among other matters, interest rate changes, liquidity, credit and other business risks inherent in our operations.

Compensation Committee Interlocks and Insider Participation

None of the members of the Executive Compensation Committee during 2010 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Executive Compensation Committee or Board.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2010, the Audit Committee met 11 times, and discussed with the CEO, CFO, controller, internal auditors and an independent registered public accounting firm, which we refer to as the external auditors, the interim and annual SEC filings that contained financial information, prior to their public release. In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors and the external auditors the quality and adequacy of Zions Bancorporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards, the PCAOB, the SEC, and others, and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal controls over financial reporting. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. The Audit Committee’s Charter was reviewed and deemed effective. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic performance self-evaluations for review with the Board of Directors that include a comparison of the performance of the Audit Committee with the requirements of its Charter.

As set forth in the Charter of the Audit Committee, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing such financial statements, principles and policies and internal controls and procedures as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2010, with management, internal and external auditors. Relying on the reviews and discussions described above the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Stephen D. Quinn, Chairman

Jerry C. Atkin

J. David Heaney

Shelley Thomas Williams

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished with respect to certain of the executive officers of the Company.

Individual	Principal Occupation During Past Five Years(1)
Harris H. Simmons Age 56 Officer since 1981	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation, National Life Holding Company, and O.C. Tanner Co.

Bruce K. Alexander Age 58 Officer since 2000	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of Vectra Bank Colorado, N.A.; Director, Federal Reserve Bank of Kansas City (Denver Branch).

A. Scott Anderson Age 64 Officer since 1997	Executive Vice President of the Company; President and Chief Executive Officer of Zions First National Bank; Director, Federal Reserve Bank of San Francisco (Salt Lake City Branch) 2003-2008; officer of Zions First National Bank since 1990.

James R. Abbott Age 37 Officer since 2009	Senior Vice President of the Company; prior to 2009, Senior Vice President and Equity Analyst (including with respect to the Company) with FBR Capital Markets.

Doyle L. Arnold Age 62 Officer since 2001	Vice Chairman and Chief Financial Officer of the Company.

David E. Blackford Age 62 Officer since 2001	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of California Bank & Trust; Director, M.D.C. Holdings, Inc. 2001-2007; officer of California Bank & Trust since 1998.

George M. Feiger Age 61 Officer since 2003	Executive Vice President of the Company; President and Chief Executive Officer of our affiliate, Contango Capital Advisors.

Dallas E. Haun Age 57 Officer since 2007	Executive Vice President of the Company; President and Chief Executive Officer of Nevada State Bank; prior to 2007, Executive Vice President, California Commercial and Private Banking Services of City National Bank.

W. David Hemingway Age 63 Officer since 1997	Executive Vice President of the Company; Chief Investment Officer of the Company; officer of Zions First National Bank since 1977.

Alexander J. Hume Age 37 Officer since 2006	Senior Vice President and Corporate Controller of the Company; prior to March 2010, Vice President and Assistant Corporate Controller of the Company; prior to June 2006, Manager at Honeywell International.

John T. Itokazu Age 50 Officer since 2007	Executive Vice President of the Company; Vice Chairman of Zions Management Services Company; officer of Zions Management Services Company since 1983.

Thomas E. Laursen Age 59 Officer since 2004	Executive Vice President, General Counsel and Secretary of the Company; prior to 2004, Partner of Holme, Roberts & Owen, LLC.

Connie Linardakis Age 46 Officer since 2005	Executive Vice President of the Company; Chief Human Resources Officer of the Company.

Individual	Principal Occupation During Past Five Years(1)
Keith D. Maio Age 53 Officer since 2005	Executive Vice President of the Company; President and Chief Executive Officer of National Bank of Arizona; officer of National Bank of Arizona since 1992.

Dean L. Marotta Age 58 Officer since 2003	Executive Vice President of the Company and Enterprise Risk Management; Senior Vice President and Director of Internal Audit, 2003–2006.

Scott J. McLean Age 54 Officer since 2006	Executive Vice President of the Company; Chief Executive Officer, Amegy Bank N.A.; prior to December 2009, President of Amegy Bank N.A.; officer of Amegy Bank N.A. since 2002.

Kenneth E. Peterson Age 61 Officer since 2010	Executive Vice President of the Company; Chief Credit Officer of the Company; prior to May 2010, Executive Vice President of Wells Fargo & Co.

Steve D. Stephens Age 52 Officer since 2010	Executive Vice President of the Company; President of Amegy Bank N.A.; officer of Amegy Bank N.A. since 1990.

Stanley D. Savage Age 65 Officer since 2001	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of The Commerce Bank of Washington, N.A.; Chairman of The Commerce Bank of Oregon.

(1)	Officers are appointed for indefinite terms of office and may be replaced at the discretion of our Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2010 Compensation

In 2010, our executive compensation decisions were influenced primarily by three factors: the continued financial downturn and poor Company financial performance, the restrictions on executive compensation imposed by our participation in the Treasury Department’s Capital Purchase Program, or CPP, and the competitive alignment of our executive compensation with peer financial institutions.

The continuing weakness in the economy had a negative impact on our 2010 financial results. Because our executive compensation programs are designed, among other purposes, to align the compensation of our executives with the financial performance of the Company and the interests of the Company’s shareholders, the Company’s 2010 financial performance also impacted the compensation for four of the five named executive officers for 2010. The fifth named executive officer for 2010 was hired by the Company in April 2010, and the terms of his compensation arrangement were primarily the result of employment negotiations. In addressing these factors, the Executive Compensation Committee, or Committee, took the following actions, among others, with respect to 2010:

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It continued the freeze, established in 2009, on the cash salaries of the Company’s CEO, CFO and other members of the Company’s Executive Management Committee, or EMC, with the exception of a very limited number of increases deemed critical to maintaining internal equity.

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It approved the issuance of modest stock salary to the Company’s CEO, CFO and three other most highly compensated executive officers, referred to in this Proxy Statement as the Named Executive Officers, or NEOs, as well as other members of the EMC. Please also refer to the discussion of stock salary beginning on page 21 under the heading, “Base Salary.” These stock salary grants were in the lowest quartile for most EMC members, in comparison to stock salary grants made to similarly situated executives at peer financial institutions, based on a study prepared by the Committee’s independent executive compensation consulting firm, McLagan, an Aon Hewitt Company, or McLagan.

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It approved grants of long-term restricted stock to the Company’s NEOs and other members of the EMC. The value of these grants was no more than one-third of each executive’s total compensation for 2010. Because, as discussed below, the combined cash and stock salary to NEOs was generally in the lowest quartile for our NEOs, these restricted stock grants were also relatively low compared to that granted to executives at the peer financial institutions. The grants were subject to vesting provisions mandated by the Treasury Department’s Interim Final Rule (see below) which are more restrictive than those contained in restricted stock grants historically made by the Company.

•

It approved the compensation package and employment contract for Kenneth Peterson who was hired as the Company’s new CCO in April 2010. Mr. Peterson became one of the Company’s three other most highly compensated executive officers for 2010 and is therefore an NEO for 2011.

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It retained a new independent executive compensation consulting firm, McLagan, to help the Committee evaluate the competitive alignment of the Company’s executive compensation levels and structures. Additionally, McLagan was retained to assist with the interpretation of new rules and requirements issued by various regulatory authorities as well as to help with the design of competitive compensation alternatives to consider when making pay decisions for the CEO and other members of the EMC. Finally, McLagan has been charged with informing management and the Committee of prevailing practices in general and especially within our defined peer group.

In 2008, we issued preferred shares to the Treasury Department pursuant to the CPP. As a participant in the CPP, we are subject to the Emergency Economic Stabilization Act, or EESA, and the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, or the Interim Final Rule, issued by the Treasury Department in June 2009 under the American Recovery and Reinvestment Act, or ARRA.

For the senior executive officers, or SEOs, of the Company, who are also our NEOs, the Interim Final Rule prohibits or limits certain components of our executive compensation program, including:

•	payment or accrual of annual and long-term incentive compensation, other than long-term restricted shares subject to certain limitations;

•	granting of stock options;

•	certain retirement benefits; and

•	payments upon termination of employment or change of control (severance payments) that the executive officers or covered employees might otherwise have been eligible to receive.

As a result, the primary means remaining available to the Company for compensating our NEOs and other employees covered by the Interim Final Rule are now limited to cash salary, stock salary and, on a limited basis, ARRA-compliant restricted shares. The Committee made significant efforts in 2009 and 2010 to determine how best to continue to meet the objectives of our executive compensation program within the context of these limitations. These efforts culminated in substantial modifications to our executive compensation program for 2010 and further refinements for 2011, which were announced in January 2011. Based on its review of compensation trends within the marketplace, executive compensation plans of peer institutions, Company performance relative to peer firms and industry and economic conditions, the Committee believes that the modifications to our executive compensation program for 2011 are a prudent step toward the Company’s objective of appropriately compensating and retaining key employees who are leading the Company through this difficult economic cycle.

Compensation Philosophy and Objectives

The Committee is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy for executive officers. The Committee seeks to establish total compensation for members of the EMC that it believes to be fair, reasonable, and competitive. The Committee believes that the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of the shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives in the highly competitive financial services industry.

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success.

•	Compensate our executives for managing our business to meet our long-range objectives.

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Align the interests of our executive officers and shareholders by rewarding performance above established targets, particularly with regard to earnings growth, credit quality and return on equity, with the ultimate objective of improving shareholder value.

•	Align the interests of our executive officers and shareholders by exposing executives to the risk of diminished compensation opportunity as a result of poor Company financial performance over time.

•	Create fairness among the executive management team by recognizing the contributions each executive makes to our success.

In past years, these objectives were furthered by three important design characteristics of our executive compensation arrangements:

•	A large component of an executive’s total potential compensation was performance-based, including annual cash bonuses, multi-year vesting equity grants and long-term performance plan units.

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A large component of an executive’s realizable performance-based compensation was dependent on long-term financial performance, including multi-year vesting equity awards and long-term performance plan units.

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A large portion of an executive’s potential and previously realized compensation was subject to risk of diminution or lost value, through the multi-year vesting of equity grants, the multi-year performance period under the long-term performance plan units and adherence to our stock ownership and retention guidelines.

As noted above, under the Interim Final Rule, many of the performance-oriented elements of our historical executive compensation arrangements are not permitted or are significantly restricted. Accordingly, many of the performance-based elements in our executive compensation programs required modification and/or elimination. The changes to our executive compensation structure are discussed in the following sections.

Participation in Capital Purchase Program

On November 14, 2008, we issued preferred shares to the Treasury Department pursuant to the CPP. In connection with our participation in the CPP, we are required under current regulations for the duration of the period that the Treasury Department holds any equity or debt position in the Company acquired under the CPP to take the following actions or submit to the following limitations with respect to our executive compensation arrangements relating to our SEOs:

•	Prohibit golden parachute or other severance payments by the Company to any SEO or any of our next five most highly compensated employees.

•

Prohibit the Company from paying or accruing any bonus, retention award, or incentive compensation to any SEO and our 20 next most highly compensated employees during the period in which any of our obligations under the CPP remains outstanding. An exception is provided for grants of long-term restricted shares that meet certain conditions and that have a value of not more than one-third of the total compensation of the employee receiving the award.

•	Facilitate an annual, nonbinding, advisory shareholder vote on our executive compensation programs.

•

Require that our senior risk officer(s) meet at least semi-annually with our the Committee to discuss and evaluate employee compensation plans in light of an assessment of any excessive risks posed to the Company from the plans.

•	Adopt a Company-wide policy prohibiting “excessive” or “luxury” expenditures.

•

Require that SEO bonus and incentive compensation be subject to recovery or “clawback” by the Company if the payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. (A similar requirement is also imposed under Section 302 of the Sarbanes-Oxley Act.)

•

Limit compensation deductibility under Section 162(m)(5) of the Internal Revenue Code, or Code, which reduces the annual tax deduction limit for remuneration paid to the SEOs during any taxable year from $1,000,000 to $500,000 and eliminates the exception to the deduction limit for performance-based compensation.

•	Require our CEO and CFO to annually make written certifications as to our compliance with the requirements described above.

The Company’s SEOs currently consist of the same executive officers as are designated NEOs for purposes of this Proxy Statement, namely Harris H. Simmons, Doyle L. Arnold, Kenneth E. Peterson, A. Scott Anderson and David E. Blackford.

In order to comply with these requirements, we have entered into a written agreement with each of our NEOs and other selected employees who are or could potentially become subject to these restrictions. In addition, the Company has adopted a compensation clawback policy and a luxury and excessive expenditures policy. These agreements and policies have the effect of amending each NEO’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, as described in this section, as necessary to comply with the CPP and Interim Final Rule requirements described above for any year in which the Treasury Department holds an equity or debt position in the Company. As a result, all NEO compensation arrangements are limited in accordance with these regulatory requirements. These agreements also permit the Company to take any actions necessary to amend the NEOs’ incentive compensation arrangements in the event that the Committee determines, pursuant to the analysis described below, that any such arrangements encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company.

As noted above, in connection with its participation in the CPP, the Committee is required to meet semi-annually with our chief risk management officer or other senior risk managers acting in this capacity to discuss and review the relationship between the Company’s risk management policies and practices and all of the Company’s employee incentive compensation arrangements, identifying and making efforts to limit any features in such compensation arrangements that might lead to employees taking unnecessary or excessive risks that could threaten the value of the Company. The Committee, on behalf of the Company, must certify that it has completed the review and taken any necessary actions. A description of this risk assessment and the process taken to complete the report is provided in the Committee Report beginning on page 33 of this Proxy Statement.

In 2009 and 2010, also in connection with its participation in the CPP, the Company conducted nonbinding, advisory shareholder votes regarding executive compensation. We received majority approval in both years. Although the Committee took into account the outcome of these votes when considering executive compensation, the Company did not make any changes to its compensation policies as a result of these votes.

Additional compensation-related actions taken by the Company and the Committee during 2010 in order to comply with the requirements of the CPP and the Interim Final Rule are described in the following sections.

Setting Executive Compensation

The Committee determines the structure of compensation packages, the potential compensation opportunities and the actual compensation payments for our CEO and, based partly on the recommendations of our CEO, our other NEOs and members of our EMC. To assist it in making these determinations, the Committee establishes general compensation targets, retains an independent compensation consultant for advice on compensation design and levels and reviews comparative compensation studies prepared by the independent consultant.

To attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to our shareholders, the Company’s goal is to provide a competitive total compensation package. Since the Company competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries and annual cash compensation to the market median (50th percentile) of base salaries and annual cash compensation paid to similarly situated executives of comparable companies (or other relevant benchmarks). Historically, the Committee has also believed it is appropriate to make awards of long-term incentive compensation that are above the market median for performance that exceeds the median of comparable companies.

The Committee retained a compensation consulting firm, Semler Brossy, LLC, to analyze executive compensation levels for 2005, 2007, and 2009. These reviews of the competitive pay market were considered in establishing the compensation levels that became effective January 1, 2005, 2007, and 2009, respectively. In establishing compensation for 2006, 2008, and 2010 the Committee relied on the 2005, 2007, and 2009 studies, respectively, taking into account modifications warranted by changes in individual executive job responsibilities and job performance, internal equity considerations and external market conditions.

In the third quarter of 2010, the Committee retained a new independent compensation consulting firm, McLagan, to evaluate the competitive alignment of the Company’s 2010 executive compensation decisions with those of peer financial institutions. McLagan was selected to conduct the study due to the quality of their reputation and specialization in completing such assignments for leading financial services companies as well as their familiarity and experience in guiding other commercial banks through the challenges presented by the new and evolving regulatory environment affecting the compensation of employees in the financial services industry.

In making compensation decisions, the Committee has historically compared each element of total compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Custom Peer Group, which is recommended by the Committee’s compensation consultant and reviewed periodically and updated by the Committee, consists of companies that are reasonably comparable in terms of size and scope of business to the Company and against which the Committee believes the Company competes for talent and for shareholder investment. The Custom Peer Group for the 2009 study consisted of the following companies:

• Associated Banc-Corp	• Marshall & Ilsley Corporation
• BB&T Corporation	• M&T Bank Corporation
• Colonial BancGroup, Inc.	• PNC Financial Services Group, Inc.
• Comerica Incorporated	• Regions Financial Corporation
• Fifth Third Bancorp	• SunTrust Banks, Inc.
• First Horizon National Corporation	• Synovus Financial Corp.
• Huntington Bancshares Incorporated	• UnionBanCal Corporation
• KeyCorp

This group of peer banking companies was formed by considering all banks with total assets within a proximate range, both smaller and larger than our total assets, and with a commercial banking focus. Thrifts and mortgage finance companies were excluded from the group.

In establishing 2009 and 2010 compensation, however, the Committee ultimately determined not to rely on the 2009 Custom Peer Group comparisons, because the substantial changes in compensation levels and pay structure brought about by industry performance and regulatory restrictions made such historical comparisons less meaningful. Instead, the Committee’s review of the Company’s compensation levels and structure was more focused on its alignment with regulatory requirements, anticipated Company performance and other market data.

After McLagan was retained in the third quarter of 2010, it worked with the Committee to re-examine the appropriateness of the 2009 Custom Peer Group, in light of the changes in that peer group as a result of mergers and other factors since it was established. An analysis revealed that we were below the median, or 50th percentile, of our 2009 Custom Peer Group across a mix of scope factors including: total assets, net revenues, market capitalization and total number of employees. The Committee believes that standard practice is to be at approximately the median. The fact we were below median created the risk that future comparative studies based on the 2009 Peer Group could result in inflated compensation for our executives. McLagan suggested and the Committee approved a new set of peers meeting these and other criteria for the competitive study. The 2010 Custom Peer Group used for their competitive pay analysis consisted of the following companies:

• Associated Banc-Corp	• KeyCorp
• BB&T Corporation	• M&T Bank Corporation
• BOK Financial Corporation	• Marshall & Ilsley Corporation
• City National Corporation	• People’s Untied Financial, Inc.
• Comerica Incorporated	• Regions Financial Corporation
• Commerce Bancshares, Inc.	• SunTrust Banks, Inc.
• First Horizon National Corporation	• Synovus Financial Corp.
• Fifth Third Bancorp	• TCF Financial Corporation
• Huntington Bancshares Incorporated

The Committee also felt it was appropriate for McLagan to examine the competitive alignment of its 2010 compensation decisions against projected 2010 compensation for our peers that were still participating in the CPP at the time of the study. The 2010 Custom Peer Group used for this analysis consisted of the following companies:

• Associated Banc-Corp	• M&T Bank Corporation
• First Horizon National Corporation	• Marshall & Ilsley Corporation
• Fifth Third Bancorp	• Regions Financial Corporation
• Huntington Bancshares Incorporated	• SunTrust Banks, Inc.
• KeyCorp	• Synovus Financial Corp.

McLagan’s comparison of our 2010 compensation against projected 2010 compensation at these companies contributed to changes in the design of our executive compensation structure for 2011, as discussed below under “Components of Executive Compensation” beginning on page 21.

In past years, to be consistent with the pay-for-performance objectives of our executive compensation philosophy, a significant percentage of each of our executives’ total compensation was allocated to performance-based pay. The performance-oriented pay programs included: annual bonuses, stock option awards, and units in the Company’s long-term cash performance plans, known as Value Sharing Plans. The Committee did not have an established policy or target for the allocation between either cash and noncash or short-term and long-term compensation. Rather, the Committee reviewed and considered information provided by its independent compensation consultant to determine the appropriate level and mix of performance-based pay. Presently, due to the Company’s participation in the CPP and the requirements of the Interim Final Rule, the performance-oriented elements of the Company’s executive compensation programs are either not permitted or have been significantly restricted.

Components of Executive Compensation

Compensation for each of the NEOs, as well as other senior executives, has typically been comprised of the following elements:

•	base salary

•	annual bonus

•	long-term incentives

•	Value Sharing Plans

•	stock options

•	restricted shares

•	health and welfare benefits

•	retirement benefits

•	Deferred Compensation Plan

•	401(k) Payshelter and Employee Stock Ownership Plan

•	Excess Benefit Plan

•	Cash Balance Plan

•	Supplemental Retirement Plan

•	Perquisites and Other Personal Benefits

As a result of the restrictions imposed by the Interim Final Rule, exclusive of health, welfare and retirement benefits, the means remaining available to the Company for compensating our NEOs and other covered employees are primarily limited to cash salary, stock salary and, on a limited basis, restricted shares.

In 2010, total annual fixed compensation (cash salary plus stock salary), as well as projected 2010 total annual compensation (total annual fixed compensation plus maximum potential restricted stock) for each of the NEOs were in the lowest quartile for comparable executives employed by companies in the 2010 Custom Peer Group that remained subject to the executive compensation restrictions imposed by the Interim Final Rule. We provide a brief explanation of the factors used to determine each component of the NEOs’ compensation in the sections that follow.

Base Salary

We provide our NEOs, as well as other employees, with a base salary to compensate them for services rendered to us during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.

In considering the appropriate salaries for the NEOs in 2010, the Committee considered it appropriate to account for the impact of the restrictions and limitations imposed by the Interim Final Rule on each NEO’s total compensation and added a stock salary component for each NEO.

2010 Salary Determination: The Committee approved base salary recommendations for 2010 for Messrs. Simmons, Arnold, Anderson and Blackford in December 2009. Mr. Peterson’s base salary was decided during the course of his recruitment to the Company in April 2010. In making its determinations, the Committee took into consideration the fact that it could not approve any cash incentive payments to the NEOs for 2009 performance under the Interim Final Rule and that the value of long-term incentive awards (equity and long-term cash incentives) it could approve in 2010 would be either prohibited or significantly limited by the Interim Final Rule. Similar to the prior year, the Committee determined that, due to weak performance of the banking industry generally and of the Company relative to prior years and its business plan, it would keep base cash salaries flat for Messrs. Simmons, Arnold, and Anderson. The Committee did determine to increase Mr. Blackford’s cash salary by $13,000 to $510,000 per annum in order to address some internal equity considerations.

Additionally, in order to appropriately align the interests of the NEOs with the interests of the Company’s shareholders, and after taking into consideration the impact of the Interim Final Rule, the Committee approved stock salary components for each NEO’s base salary. The amount of annual stock salary awarded to each of Messrs. Simmons, Arnold, Anderson, Blackford, and Peterson was $282,156, $217,803, $136,653, $140,640, and $250,000, respectively.

The annual stock salary was made effective as of January 3, 2010, and was granted in bi-weekly installments during 2010 as fully vested restricted stock units. The number of stock units awarded to each NEO was calculated by dividing the bi-weekly stock salary cash value less applicable payroll taxes (e.g., FICA and Medicare), and dividing the net amount by the closing price of our common shares as of the applicable payroll date. The restricted share units will be settled in our common shares. These restricted stock units are not transferable until the transfer restrictions lapse. The transfer restrictions lapsed for 50 percent of the units granted during 2010 on January 15, 2011. The transfer restrictions for the remaining 50 percent of units granted during 2010 will lapse on January 15, 2012. Upon the lapse of transfer restriction, the employee must pay any applicable federal and state withholding obligations. Each of the NEOs will have the opportunity to elect to pay the applicable taxes for such shares either by (1) cash payment, or (2) having a portion of the units withheld. The net number of common shares are issued to the NEO by deducting the shares retained from the total number of stock units that are no longer subject to transfer restrictions based on our common stock’s closing share price on the applicable settlement date. The restricted stock units have no dividend equivalent or voting rights.

As previously mentioned, the 2010 stock salary grants were modest, in the lowest quartile for most EMC members, in comparison to stock salary grants made to similarly situated executives at companies in the 2010 Custom Peer Group still participating in the CPP. The Interim Final Rule limits grants of long-term restricted stock to 50 percent of total salary (cash salary plus stock salary). As a consequence of the relatively modest stock salary grants and the limitations imposed by the Interim Final Rule, the Committee’s ability to award executives total compensation consistent with or above the market median if performance improved during 2010 was compromised.

The Committee had lengthy discussions during 2010 with consultants from McLagan about their analysis, the competitive alignment of executive salaries, the Company’s performance, management retention, regulatory considerations, and 2011 compensation strategy. Ultimately, the Committee concluded that the level of executive total compensation was appropriate given the Company’s projected 2010 performance and that no changes to executive salaries or total compensation levels were needed for 2010. The Committee concurred, however, that executive salaries, and in particular stock salary, should be modified in 2011 to preserve the Committee’s ability to reward executives with market level total compensation if performance improved.

2011 Salary Determination: The Committee approved 2011 base salary recommendations for the NEOs in January 2011. One of the Committee’s key objectives in making its base salary determinations for 2011 was to preserve its ability, should performance improve in 2011, to award the NEOs, and other members of the EMC, total compensation that is in line with the market median for similarly situated executives of the 2010 Custom Peer Group. In evaluating the appropriateness of this objective, the Committee believed it was instructive to review the Company’s performance against the 2010 Custom Peer Group across a variety of pretax cash income and total shareholder return measures since the onset of the recent financial downturn (i.e., September 2008). Specifically, the Committee re-examined the Company’s relative performance with respect to the following metrics:

•	last seven quarters ended September 2010

•	pretax cash income

•	pretax cash income /average total assets

•	pretax cash income /tangible common equity

•	three-year total shareholder return

•	last three quarters ended September 2010

•	pretax cash income

•	pretax cash income /average total assets

•	pretax cash income /tangible common equity

•	one-year total shareholder return

On average, the Company’s performance across these eight performance measures was in the 45th percentile, close to the median of the 2010 Custom Peer Group. Generally, the Company has performed stronger relative to its peers on the longer-term performance metrics than those measured over the last three quarters. Based on this information, performance expectations for 2011, executive retention concerns, and other considerations discussed with McLagan, the Committee believes it is appropriate to position the maximum total compensation opportunity for 2011 for the NEOs, and other EMC members, closer to the estimated market median for similarly situated executives working for companies in the 2010 Custom Peer Group. Accordingly, the Committee adopted the following 2011 base salary recommendations for the NEOs:

	2011 Cash Salary	2011 Stock Salary	2011 Total Salary
Harris H. Simmons	$875,000	$600,000	$1,475,000

Doyle L. Arnold	542,000	461,000	1,003,000

Kenneth E. Peterson	438,333	250,000	695,000

A. Scott Anderson	518,000	326,000	844,000

David E. Blackford	510,000	336,000	846,000

There were no changes made to the cash salaries for Messrs. Simmons, Arnold, Anderson, and Blackford. Mr. Peterson’s cash salary is scheduled to increase from $425,000 to $445,000 effective May 1, 2011, as detailed in his employment agreement. With the exception of Mr. Peterson, the base salary increases for NEOs in 2011 were done exclusively through the issuance of higher amounts of stock salary. On average, the total salaries for NEOs increased 24 percent over the prior year. These increases provide the Committee the flexibility, due to performance improvement or other considerations, to award Messrs. Arnold, Anderson, Blackford and Peterson restricted shares later in 2011 or early 2012, such that each NEO’s total compensation is consistent with the projected market median of total compensation for similarly situated executives working for companies in the 2010 Custom Peer Group. Conversely, should the Committee not deem it appropriate to award long-term restricted stock to these executives, their 2011 total compensation, comprised of only cash salary and stock salary, will remain in the lowest quartile relative to their peers working for companies in the 2010 Custom Peer Group. If the Committee decides, in view of performance or other considerations, to grant Mr. Simmons the maximum permitted long-term restricted stock bonus, his total annual compensation for 2011 will be comparable to the target compensation available to him prior to the Company’s participation in the CPP. His maximum potential annual compensation for 2011, however, will still be in the lowest quartile of pay for his peers working for companies in the 2010 Custom Peer Group.

The stock salary granted to the NEOs during 2011 will be issued to each executive using the same methodology as that which was used to grant stock salary to executives during 2010 and discussed in an earlier section of this Proxy Statement (see 2010 Salary Determination). The 2011 stock salary grants will still be settled in two equal installments roughly a year apart. The restrictions attached to the first 50 percent of stock salary units granted to executives during 2011 are scheduled to lapse on January 15, 2012, and the restrictions attached to the remaining 50 percent of stock salary units granted to executives during 2011 will lapse on December 15, 2012. Both installments, however, will settle in cash rather than Zions common shares.

Annual Cash Bonus

In past years, NEOs and other officers of the Company were eligible for an annual cash bonus. The Committee approved bonus awards for EMC members, including NEOs, based on a subjective evaluation of a variety of factors, including, but not limited to, the following:

•	compensation paid to senior managers with similar qualifications, experience, and responsibilities at other institutions

•	individual job performance

•	local market conditions

•	internal equity considerations

•	acquisition-related rights

•	recommendations of the Company’s CEO (for other NEOs)

•	the Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units

The Interim Final Rule prohibits the payment or accrual of cash bonus, retention award or incentive compensation to the Company’s NEOs and next 20 most highly compensated employees. Messrs. Simmons, Arnold, Anderson and Blackford were NEOs for the Company in 2010 and did not and will not receive any annual cash incentive or annual cash bonus payments for 2010. As described above, the prohibition on such payments will continue for these executives for 2011as long as we are a participant in the CPP.

Mr. Peterson was hired as the Company’s new CCO in April 2010 and was not subject to the executive compensation restrictions under the Interim Final Rule during 2010. Mr. Peterson was paid a signing bonus of $1,100,000 in connection with his recruitment to the Company. Since Mr. Peterson is one of the Company’s NEOs for 2011, he will be prohibited from receiving the payment or accrual of any cash bonus, retention award or incentive compensation for 2011 as long as we are a participant in the CPP.

Long-Term Incentive Compensation

Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspectives necessary for our continued success, including sustained and improving profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders. As described below, the prohibitions on bonus and incentive compensation under the Interim Final Rule significantly affected the long-term element of our executive compensation program in 2010 and will, we believe, continue to do so in 2011.

Prior to 2009, the majority of our long-term incentive compensation was delivered through grants of performance units in multi-year cash incentive plans, referred to as Value Sharing Plans, and multi-year vesting stock options. Restricted shares and performance shares were granted less frequently and typically only when needed to fulfill specific business and human resources objectives. In determining the allocation of the long-term awards to the NEOs from among these forms of awards, the Committee placed an emphasis on stock options for several reasons. First, stock options directly align the value of the benefit to the NEO with shareholder interests, since executives recognize a reward only if and to the extent the value of our common shares increases. Also, stock options historically have been the most prevalent form of award among the Company’s peers. Value Sharing Plan incentives were also emphasized in our long-term incentive programs because they were designed to reflect the performance of the operating unit with respect to which the participant had the greatest influence and responsibility. The Value Sharing Plans provided an opportunity for executive officers and certain designated key employees to share directly in improvements in shareholder value (above predetermined minimum performance thresholds) over multi-year periods. In addition, both stock options and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans have also been useful as a key retention element because payouts in excess of an executive’s base salary have typically been required to be deferred for one year and were dependent upon continued employment.

Value Sharing Plans

All of our most recently completed Value Sharing Plans had performance periods that concluded on December 31, 2008. None of the Company’s Value Sharing Plans in which our NEOs held units of participation achieved threshold levels of earnings growth or incremental return on equity over their respective performance periods. As a result, none of our NEOs received payouts from the Company’s Value Sharing Plans for the performance periods ended in 2008.

Under normal circumstances, the Committee would have approved the terms, and granted new units of participation, to the NEOs and other members of the Company’s EMC, in a new set of Value Sharing Plans covering the next two- to three-year period of our performance. However, the Committee’s ability to use performance-based programs, like the Company’s Value Sharing Plans, is prohibited under the Interim Final Rule. As a result, the Committee did not approve, and none of the NEOs or other members of the Company’s EMC received, units of participation in the Company’s newest set of Value Sharing Plans that were approved in 2009 and designed to cover a two-year performance period ending June 30, 2011.

Stock Options

We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100 percent of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the Committee, reflecting the position of each executive officer in the Company and that person’s proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any quantitative measure of performance, but is based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities. Information regarding the quantity and terms of stock options and other equity awards granted by other financial institutions has been provided by the Committee’s independent consultant with respect to the then applicable Custom Peer Group.

Our practice has been that stock options granted have been incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, to grant additional nonqualified stock options to reach the targeted long-term incentive value for each executive.

Option exercise prices are set at the closing price of our common shares on the date of grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common shares on the grant date, nor has it granted options that are priced on a date other than the grant date.

The Committee changed its policy for granting equity awards in 2006. Prior to that year, the practice had been for every grant of stock options or restricted shares to new hires, on the occasion of promotions, or other unusual circumstances, to be brought to the Board for approval. In January 2006, the Committee granted the

CEO the authority to grant options and restricted shares up to a predetermined limit with subsequent reporting to the Committee. No grants may be made to EMC members, including NEOs, without prior approval from the Committee.

Stock options are covered under the Interim Final Rule’s prohibition on the payment or accrual of bonus or incentive compensation to our NEOs and the next 20 most highly compensated employees. As a result, we did not grant stock options to the NEOs in 2009 or 2010. The prohibition on stock option grants will continue as long as the Treasury Department holds any of the preferred shares we issued it under the CPP.

Restricted Shares

A restricted stock award is an award of shares of our common stock that vests over a period of time specified by the Committee at the time of the award. Under the Interim Final Rule, we are permitted to award long-term restricted stock to the NEOs, but only to the extent the value of the shares does not exceed one-third of the total amount of annual compensation of the employee receiving the shares. To comply with the Interim Final Rule, recipients of such grants must provide substantial service to the Company for at least two years from the date of the grant, and such shares may not become fully transferable until after the Company repays all CPP-related obligations.

The Committee believes that the restricted stock awards are and will continue to be an important tool for the Committee to utilize in meeting the objectives of our executive compensation program, particularly in light of the significant restrictions placed on the other tools available to the Committee by the Interim Final Rule. Restricted stock awards permit the Committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the Company’s long-term financial performance as well as the financial interests of our shareholders. Because the restricted stock that has been granted generally vests over four years, these awards expose executives to the risk of diminution in compensation value as a result of poor future Company performance. Because the cash salaries of executive officers had been frozen and the Company was restricted by regulation from awarding bonus and other incentive compensation, the Committee awarded to Messrs. Simmons, Arnold, Anderson and Blackford in May 2010, a number of restricted shares that would have a value at the time of the award equal to one-half of each executive’s total salary, the maximum permitted under the Interim Final Rule. Mr. Peterson was hired by the Company in April 2010, and was not subject to the executive compensation restrictions under the Interim Final Rule during 2010. Mr. Peterson was granted a number of restricted shares with a value at the time of the award equal to $325,000 in connection with his recruitment to the Company. Pursuant to the provisions of his employment contract, the restrictions on Mr. Peterson’s 2010 restricted stock grant lapsed on December 31, 2010.

Health and Welfare Benefits

Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.

Retirement Benefits

We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

401(k) Payshelter and Employee Stock Ownership Plan

The 401(k) Payshelter and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee share ownership plan. The plan permitted participants to contribute between 1 percent and 80 percent of their earnings on a tax-deferred basis, up to a maximum of $16,500 ($22,000 for participants age 50 and above) in 2010. Vesting of employee contributions occurs upon contribution. We provide a matching contribution of up to 4 percent of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.

Effective January 1, 2003, we replaced our cash balance defined benefit retirement plan with a profit sharing plan in which contributions are based upon our performance according to a discretionary formula approved annually by the Board of Directors. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder’s common equity. In view of the Company’s disappointing financial results in 2010, we did not make a profit sharing plan contribution in 2011. Company profit sharing contributions are invested in our common shares. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Prior to January 1, 2007, vesting of the Company contributions was based on a five-year “cliff vesting” schedule. On January 1, 2007, vesting was changed to an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2010 cannot exceed $245,000.

For selected executives, including Messrs. Simmons, Arnold, Anderson and Blackford, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s Excess Benefit Plan, which is described below.

Deferred Compensation Plan

The Deferred Compensation Plan was established on January 1, 2001, and was restated effective January 1, 2004, to allow highly compensated employees (currently earning over $135,000 annually) to defer up to 50 percent of their base salary and up to 100 percent of their bonus and incentive compensation.

Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.

Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Code. The manner may be in the form of a lump-sum cash payment, or payments in substantially equal monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.

Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.

Excess Benefit Plan

On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations.

Cash Balance Plan

Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 with at least 10 years of service at the time the plan was frozen. Mr. Anderson is the only NEO that is a grandfathered employee in this plan. All other participants accrue interest credits only.

Supplemental Retirement Plan

From approximately 1978 to 1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65. Messrs. Simmons and Anderson each have one of these arrangements, which will provide each of them with $20,000 per year for 10 years beginning at age 65. These amounts are reduced in the instance of early retirement.

Perquisites and Other Personal Benefits

We provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Company to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals, unless that compensation is paid pursuant to a performance-based compensation plan. As described above, in connection with our participation in the CPP, we have agreed to be subject to Section 162(m)(5) of the Code. This section reduces the annual Section 162(m) tax deduction limit for remuneration paid to our applicable SEOs during any taxable year from $1,000,000 to $500,000 and eliminates the availability of the exception to the deduction limit for performance-based compensation.

Generally, the Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the discretionary nature of our cash incentive awards may result in an amount of compensation not being deductible under Section 162(m) of the Code. Management and the Committee believe that there may be circumstances in which the provision of compensation that is not fully deductible but provides a stronger alignment of awards with performance achieved through a discretionary process warrants the lost deduction. The Committee believes that the compensation awarded to our named executive officers with respect to the 2010 performance year would have been deductible to the full extent allowable under Section 162(m), but notes that due to the Company’s participation in the CPP a portion of the compensation attributable to 2010 services of Messrs Simmons, Arnold, Anderson and Blackford who will be nondeductible under Section 162(m) of the Code.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has structured the elements of our compensation program to comply with the distribution, timing and other requirements of Section 409A. These actions are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the named executive officers pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the company’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of ASC 718 Compensation—Stock Compensation. See “Significant Accounting Policies” and Note 17 to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2010.

Employment Contracts

Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Company, it is sometimes necessary and in the best interest of the Company to enter into such contracts for a period of time. In such cases, it is the Company’s practice to enter into the contract for a limited period, typically one to three years, without extensions.

Employment Agreement with Mr. Peterson

In April 2010, we entered into an employment agreement with Mr. Peterson, the Company’s newly hired CCO. The Company believes that, although elements of Mr. Peterson’s compensation arrangements are contractually committed regardless of his performance, such commitments were necessary to recruit an executive with his level of experience and expertise to the critical position of CCO and are balanced by the substantial portion of his compensation, including salary stock and restricted stock, that is subject to diminution in value as a result of poor future Company performance.

Mr. Peterson’s employment agreement has a three-year term and provided for a $1,100,000 signing bonus, minimum cash salary, minimum salary share units and minimum annual restricted stock grants for each year of the contract term. According to the agreement, the cash salary for Mr. Peterson shall not be less than $425,000, $445,000, and $465,000 effective as of May 1 for the years 2010, 2011 and 2012, respectively. In addition, Mr. Peterson’s salary share unit grants for 2010, 2011 and 2012 must have a grant-date value of not less than $250,000 per annum. The salary share units granted to Mr. Peterson during 2010 settled on January 15, 2011. The agreement provides that salary share units granted to Mr. Peterson during 2011 will settle in shares of Zions common equity in two equal installments on January 15 of 2012 and 2013, respectively. It also provides that the salary share units issued to Mr. Peterson during 2012 will settle in shares of Zions common equity in two equal installments on January 15 of 2013 and 2014, respectively.

Mr. Peterson received a grant of restricted stock in the amount of $325,000 upon starting his employment with the Company in April 2010. The restrictions on this 2010 award of restricted stock lapsed on December 31, 2010. Additionally, Mr. Peterson’s employment contract establishes that he shall receive annual grants of restricted stock with a value no less than $347,500 in April 2011 and $357,000 in April 2012. The vesting restrictions attached to the 2011 and 2012 restricted stock grants must be compliant with the Interim Final Rule as long as the Company is still a participant in the CPP. If the Company fully repays its obligations under the CPP, then if mutually agreed upon, Mr. Peterson may receive any remaining restricted stock grant value (as of the date of the repayment) in the form of stock options or Value Sharing Plan units.

The employment contract also specifies that Mr. Peterson will be eligible to receive “make-whole” payments should his former employer fail to honor the exercise of any vested or unvested stock options at any time prior to April 2012, or fails to settle restricted stock units in accordance with their respective vesting schedules. Should either of these events occur, the Company is obligated to reimburse Mr. Peterson in cash for the fair value of any stock options that the former employer has failed to honor and any stock options or employee restricted stock units with respect to which Mr. Peterson has received written notice of non-vesting or forfeiture from his former employer. To receive the “make-whole” payment, Mr. Peterson is obligated to diligently pursue appropriate legal remedies against his former employer to enforce his rights with respect to the stock options and employee restricted stock units and he must consult with the Company concerning the appropriateness of the legal remedies pursued.

In accordance with the employment agreement, Mr. Peterson also received reimbursement for (i) reasonable costs for relocating his family from southern California to Salt Lake City, Utah; (ii) a temporary housing allowance of $2,000 through the earlier of August 31, 2010, or the last day of the month in which the sale of Mr. Peterson’s California house closed; (iii) expenses for a reasonable number of house-hunting trips for Mr. Peterson and his spouse between California and Utah; and (iv) expenses for weekend travel between California and Utah through the earlier of August 31, 2010 or the last day of the month in which the sale of Mr. Peterson’s California house closed.

Finally, the agreement specifies that, upon termination of employment during the contract term by the Company “without cause” or by the executive for “good reason,” as those terms are defined in the agreements, Mr. Peterson will receive:

(1)	earned but unpaid cash salary and salary share units as well as accrued but unused vacation through the date of termination;

(2)	a lump sum cash payment equal to the sum of: (i) the amount of Mr. Peterson’s cash salary that would have been payable to him from the date of termination through the end of the contract term; (ii) any amount of the signing bonus that remains unpaid; (iii) the unpaid dollar amount of any salary share units that would have been payable to Mr. Peterson from the date of termination through the end of the contract term; and (iv) the unpaid dollar amount of any 2010 restricted stock and annual restricted stock grant that the Company is obligated to grant to Mr. Peterson that has not yet been granted on the date of termination;

(3)	through the end of the contract period, Company-provided medical, life insurance, dental and other welfare benefits to Mr. Peterson, his spouse and eligible dependents;

(4)	immediate vesting of all equity awards and Value Sharing Plan units; and

(5)	other benefits or payments that the Company is then obligated, but as of that date has not yet paid or provided, to Mr. Peterson.

Mr. Peterson is subject to certain non-disclosure covenants while employed under this contract. The employment agreement also specifies that the contract will be subject to and shall be to the fullest extent possible, interpreted to be consistent with applicable laws and regulations, particularly those outlined by the CPP and the Interim Final Rule. It further specifies that notwithstanding anything in the employment agreement to the contrary, in no event shall any payment, benefit or grant under the employment agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment, or accrual would be a violation of applicable laws.

Share Ownership and Retention Guidelines

In 2009, we adopted share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to three depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.

Change in Control Arrangements

The Company is party to change in control agreements with certain of our senior executives who were selected by the Board of Directors and maintain a special severance plan for the benefit of certain other officers, to foster the continuous employment of senior and mid-level executives and management and to reinforce and encourage their continued attention and dedication to their duties without the distraction from the possibility of a change in control of the Company.

For purposes of the change in control agreements and the special severance plan, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred if:

(1)	any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20 percent of the combined voting power of the Company’s then outstanding securities;

(2)	the majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met;

(3)	a merger or consolidation of the Company is consummated in which the prior owners of our common shares no longer control 50 percent or more of the combined voting power of the surviving entity;

(4)	the shareholders of the Company approve a plan of complete liquidation of the Company; or

(5)	an agreement providing for the sale or disposition by the Company of all or substantially all of its assets is consummated.

Change in Control Agreements

The Company has entered into change in control agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.

Under the Interim Final Rule, the Company is not allowed to make any golden parachute or other severance payments to the NEOs and any of the next five most highly compensated employees while we are a participant in the CPP. For purposes of the prohibition, the term “golden parachute payment” would include payments for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services performed or benefits accrued. The prohibition also includes the acceleration of vesting due to the departure or the change in control event, as applicable. As a result, the NEOs are not currently eligible to receive benefits under the change-in-control agreements. Further, under the agreements entered into between us and each of our NEOs as a result of the Company’s participation in the CPP, the potential benefits under the NEO change-in-control agreements and special severance plan (described in a later section) are subject to reduction as necessary to be in compliance with the provisions of the CPP and the related legislation, including the Interim Final Rule.

Absent the prohibitions under the Interim Final Rule described above, the change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive:

(1)	a lump sum severance payment equal to three times the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the three years immediately prior to the change in control;

(2)	full base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination;

(3)	continuation of medical and dental health benefits for three years;

(4)	outplacement services for two years at an aggregate cost to the Company not to exceed 25 percent of the annual base salary; and

(5)	full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans.

Our change-in-control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted shares or any other equity award will lapse. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.

Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.

We believe that change in control agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, these change in control agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that the Company or its successor will become obligated to make payments under the change in control agreements only if the executive is actually or constructively discharged as a result of the change in control.

Special Severance Plan

A special severance plan covers certain mid-level executives and senior management selected by the Board of Directors. There are two levels of benefits available under the special severance plan. The special severance plan provides severance benefits that are generally the same as those provided under the change in control agreements, except that the salary and bonus multiplier is either one or two depending upon the role and responsibility of the individual participant, and the period of continued medical and dental health benefits and outplacement services is either one or two years depending upon the role and responsibility of the participant. The Interim Final Regulations prohibit our NEOs and five next most highly compensated employees from receiving benefits under this plan for the period during which the Treasury Department holds the preferred shares we issued to it under the CPP.

Vesting of Share Options and Restricted Shares

The Key Employee Incentive Stock Option Plan provides that outstanding options under such plans will vest immediately upon a change in control (as such term is defined in the change in control agreements). If any employee holding outstanding options under the plan is terminated, other than for cause, within two years following a change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

The Zions Bancorporation 2005 Stock Option and Incentive Plan also provides that, upon a change in control, all awards shall fully vest and all restrictions on restricted shares will immediately lapse. If any employee holding outstanding options under the plan is terminated, other than for cause, disability, death, or retirement, within two years following a change in control, the employee will be entitled to exercise his or her options at any time thereafter until the earlier of the date 42 months after the date of termination of employment or the expiration date in the applicable award agreement.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Report of the Executive Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, the Executive Compensation Committee certifies that:

•

in February 2010, it reviewed with senior risk officers of the Company the Company’s SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company; and

•

in September 2010, the Company again reviewed with senior risk officers of the Company employee compensation plans, including SEO incentive compensation plans, and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company, including the risk that any features of these plans would encourage the manipulation of reported earnings of Zions Bancorporation to enhance the compensation of any employee.

The certification above and the narrative below are being provided in accordance with the requirement of the Interim Final Rule issued June 15, 2009.

Discussion of Risk Review and Assessment

The Executive Compensation Committee has engaged in a comprehensive review of the Company’s employee incentive plans in order to comply with the requirements of the Interim Final Rule. The Company’s senior risk officers, along with senior employees in the Company’s human resources, investments, credit policy, and legal departments, formed a work group to inventory and evaluate all of the Company’s employee incentive plans with regard to the categories of risk identified in the CPP Standards. Ultimately, the review focused upon those plans which were determined to have greater potential risk that could conceivably: (1) threaten the value of the Company; (2) encourage earnings manipulation; or (3) encourage pursuit of short-term gains without appropriate concern for risk. As a result the working group placed the greatest scrutiny on the lending, trading, and individual revenue generation incentive plans across the enterprise.

The working group assigned an overall risk rating to each incentive plan ranging from 1 (lowest risk) to 5 (highest risk). If an incentive plan received an overall risk rating of “5”, it would be deemed to require immediate modification through the implementation of additional controls or plan features designed to ensure the appropriate mitigation of the risks identified. Lower levels of risk would require varying levels of modification and review.

Criteria used by the working group to quantify the financial risks associated with the plans included, among others, the aggregate payout, participation rate, average individual payout, upside pay potential (leverage), and funding mechanism associated with each incentive plan.

The assessment of plan design risks focused on the performance metrics used in the plan, and considered whether they incorporated or adjusted for risk. The working group looked at the methods used with incentives, including how payouts were computed, the use of thresholds and caps, frequency of payment, clawbacks and the ability to exercise discretion to reduce payouts, particularly in the case of declining credit quality or financial performance. The working group also reviewed applicable risks and the time horizon over which these risks and related incentive compensation are realized to consider whether incentive plan payouts tied to the likely realization of business risks.

Finally, the working group reviewed the administrative risk components for each plan reviewed. Such components included oversight and monitoring, segregation of duties, and documentation.

SEO Compensation Arrangements

Annual Cash Bonus Program, Including Zions Bancorporation Management Incentive Plan

This is an annual cash incentive plan designed to support the Company’s strategic business objectives, promote the attainment of the Company’s financial plan, and reward the achievement of business unit and individual performance objectives. It governs the annual bonus payouts of the Company’s NEOs. Individual payouts are determined based on discretionary assessments of a wide variety of both qualitative and quantitative performance results.

The discretionary nature of this plan allows awards to be based on a comprehensive assessment of performance, including risk outcomes over the long term. This, in combination with a rigorous multi-layered review of all bonus decisions under the Plan ensures, in the view of the Executive Compensation Committee, the proper connection between performance and reward and discourages excessive or unnecessary risk taking that could potentially threaten the value of Zions Bancorporation or the manipulation of reported earnings.

2005 Zions Bancorporation Stock Option Incentive Plan

This Plan authorizes equity awards that can be granted to our employees. The primary risk under this Plan is that awards will inappropriately incent risk-taking since the value of awards is leveraged to the Company’s future performance. This Plan limits this risk by, among other features:

•	imposing an annual limit on the number of shares that may be granted to any single individual; and

•	requiring share options to have an exercise price of fair market value on the date of grant.

The Company’s practice has generally been to require vesting over at least a three-year period, in order to encourage a longer term management perspective and to align the realization of value with a reasonably related time horizon for risk. The Committee believes that this plan reinforces long-term, rather than short-term, value creation. Further, as a result of these design elements, the Committee believes that the 2005 Stock Option Incentive Plan does not encourage unnecessary or excessive risk-taking that threatens the value of the Company or the manipulation of earnings to enhance the compensation of any of the Company’s employees.

Employee Compensation Plans

In addition to the incentive plans for SEOs discussed above, there are various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid thereunder, some for which the amounts to be paid thereunder is based on a formula, some of which meet the requirements for commission compensation under the Interim Final Rule and others for which the amounts to be paid thereunder may be determined based on a combination of these approaches. All of these plans were reviewed by the working group as described above.

As a result of the review, it was determined that the risk management oversight and the internal controls embedded in each business unit, the discretionary nature of many of the compensation plans or the adjustments for risk included in the method used to determine the amounts to be paid thereunder, or a combination of these features, are key features that serve to ensure that the compensation plans do not encourage undesirable risk-taking activities or the manipulation of earnings.

This report was adopted March 23, 2011, by the Executive Compensation Committee of the Board of Directors,

Executive Compensation Committee

Steven C. Wheelwright, Chairman

R. D. Cash

Patricia Frobes

Roger B. Porter

Shelley Thomas Williams

COMPENSATION TABLES

2010 Summary Compensation Table

The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. In the column “Bonus,” we detail the amount of the annual discretionary bonus or other bonuses paid to the NEO for fiscal 2010. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the grant date fair value of equity awards made during the fiscal year. For restricted shares and performance shares, the grant date fair value per share is equal to the closing price of our common shares on the date of grant. For share options, the grant date fair value per share is based on certain assumptions that we explain in footnote 17 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2010. Please also refer to the table in this Proxy Statement with the title “2010 Grants of Plan-Based Awards.”

We made grants of restricted shares to selected NEOs in 2010. For these executives, the “Stock Awards” column displays the grant date fair value of the restricted shares. Vesting of restricted stock awards is conditioned on the participant’s continued employment with us. The awards were made in accordance with the terms of ARRA, and as such, no awards can vest within 2 years of grant except in the instance of a change in control and full transfer of the shares can not occur until the Treasury Department no longer holds any of the preferred shares that we issued to it under the CPP.

In the column “Nonequity Incentive Plan Compensation,” we disclose the dollar value of all compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (i.e. our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multi-year period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multi-year performance period for which the award was earned, even though such payment is made after the end of such fiscal year.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2010; and (2) any above-market or preferential earnings on nonqualified deferred compensation.

In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes;

•	amounts we paid or that become due related to termination, severance, or change in control, if any;

•	our contributions to vested and unvested defined contribution plans; and

•	any life insurance premiums we paid during the year for the benefit of an NEO.

SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(4)	All Other Compensation ($)		Total ($)
Harris H. Simmons	2010	1,157,156	—		578,488	—	—	61,324	9,800	(5)	1,806,768
Chairman, President and Chief Executive Officer Zions Bancorporation	2009	875,000	—		437,493	—	—	51,059	9,800		1,373,352
	2008	875,000	—		—	441,210	—	34,337	149,379		1,499,926

Doyle L. Arnold	2010	759,803	—		379,823	—	—	—	9,800	(6)	1,149,426
Vice Chairman and Chief Financial Officer Zions Bancorporation	2009	542,000	—		270,996	—	—	96,655	9,800		919,451
	2008	542,000	—				—	—	86,095		1,858,455
						1,230,360

Kenneth E. Peterson	2010	532,788	1,100,000	(2)	325,005	—	—	—	3,923	(7)	1,961,716
Executive Vice President and Chief Credit Officer	2009	—	—		—	—	—	—	—		—
	2008	—	—		—	—	—	—	—		—

A. Scott Anderson	2010	654,653	—		327,277	—	—	58,559	44,050	(8)	1,084,539
President and Chief Executive Officer Zions First National Bank	2009	518,000	—		258,997	—	—	49,015	51,244		877,256
	2008	518,000	275,000		—	602,805	—	43,004	192,513		1,631,622

David E. Blackford	2010	650,640	—		325,265	—	—	14,282	22,100	(9)	1,012,287
Chief Executive Officer California Bank & Trust	2009	497,000	—		248,493	—	—	14,796	19,404		779,693
	2008	497,000	200,000		—	675,345	—	11,600	96,169		1,480,114

(1)

2010 salary is comprised of cash salary and stock salary. The components of the NEOs’ 2010 total salary are displayed below. The stock salary is a form of compensation permitted under the Interim Final Rule. Stock salary was granted in bi-weekly installments during 2010 as fully vested restricted stock units. The stock units granted in 2010 have been and will be settled in Zions Bancorporation common shares. These restricted stock units are not transferable until the transfer restrictions lapse. The transfer restriction on the first 50 percent of the stock salary units granted during 2010 lapsed on January 15, 2011. The transfer restrictions for the remaining 50 percent of the stock salary units granted during 2010 will lapse on January 15, 2012.

	2010 Cash Salary	2010 Stock Salary	2010 Total Salary
Harris H. Simmons	$875,000	$282,156	$1,157,156
Doyle L. Arnold	542,000	217,803	759,803
Kenneth E. Peterson	282,788	250,000	532,788
A. Scott Anderson	518,000	136,653	654,653
David E. Blackford	510,000	140,640	650,640

(2)	Mr. Peterson was paid a signing bonus in the amount of $1,100,000 in conjunction with his hire in April 2010.

(3)	The net change in the accumulated present value of pension benefits for each NEO during 2010 was: Mr. Simmons $61,324; Mr. Anderson, $58,559; and Mr. Blackford $14,282.

(4)

Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Company. No above market or preferential earnings were credited on deferred compensation accounts in 2010.

(5)

All other compensation for Mr. Simmons consists of the following: (i) for each of 2010 and 2009, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800; and (ii) for 2008, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,200, contributions to the Company’s nonqualified Excess Benefit Plan of $140,078, and $101 for a holiday bonus paid to all employees in Utah.

(6)

All other compensation for Mr. Arnold consists of the following: (i) for each of 2010 and 2009, the Company’s matching contributions to the tax-qualified defined contribution plan totaling $9,800; and (ii) for 2008, the Company’s matching contributions to the Company’s tax-qualified defined contribution plans totaling $9,200, contributions to the Company’s nonqualified Excess Benefit Plan of $76,794, and $101 for a holiday bonus paid to all employees in Utah.

(7)	All other compensation for Mr. Peterson consists of $3,923 in matching contributions to the Company’s tax-qualified defined contribution plans.

(8)

All other compensation for Mr. Anderson consists of the following: (i) for 2010, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, and contributions to the Company’s nonqualified Excess Benefit Plan of $34,250; (ii) for 2009, the Company’s matching contribution to the tax-qualified defined contribution plans totaling $9,800, and contributions to the Company’s nonqualified Excess Benefit Plan of $41,444; and (iii) for 2008, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,200, contributions to the Company’s nonqualified Excess Benefit Plan of $183,212, and $101 for a holiday bonus paid to all employees in Utah.

(9)

All other compensation for Mr. Blackford consists of the following: (i) for 2010, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, annual car allowance of $9,000, and a $3,300 allowance to cover annual club membership dues; and (ii) for 2009, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, annual car allowance of $9,000, and a $604 allowance to cover annual club membership dues. Mr. Blackford was not one of the NEOs for 2008.

2010 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of restricted shares to an NEO in the most recently completed fiscal year. In 2010, no stock options or performance share awards were granted. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2010.

				Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type		Equity Award Grant Date	Units Awarded (#)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)

Harris H. Simmons	Restricted Stock	(1)	5/28/2010	—	—	—	—	24,154	—	—	578,488

Doyle L. Arnold	Restricted Stock	(1)	5/28/2010	—	—	—	—	15,859	—	—	379,823

Kenneth E. Peterson	Restricted Stock	(1)	4/28/2010	—	—	—	—	11,750	—	—	325,005

A. Scott Anderson	Restricted Stock	(1)	5/28/2010	—	—	—	—	13,665	—	—	327,277

David E. Blackford	Restricted Stock	(1)	5/28/2010	—	—	—	—	13,581	—	—	325,265

(1)

Restricted Shares were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The awards to Messrs. Simmons, Arnold, Anderson and Blackford were made consistent with the requirements of the Interim Final Rule, and as such, no awards can vest within two years of grant except in the instance of death, disability or a change in control and full transferability can not occur until the Treasury Department no longer holds any of the preferred shares we issued to it under the CPP. Once the restrictions imposed by the Interim Final Rule no longer apply, the restricted shares vest 25 percent per year on the anniversary of the grant date, until the final tranche vests on the fourth anniversary. In the event of a change in control of the Company as defined in the plan, the restricted shares fully vest. All unvested shares are forfeited upon a termination of employment for any reason. During the vesting period, shares receive voting rights but do not pay dividends. Mr. Peterson was not subject to the ARRA compensation structures in 2010. The terms of Mr. Peterson’s employment agreement provided for full vesting of his 2010 restricted stock grant on December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information concerning outstanding options, restricted shares, and performance shares as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award. In December 2010, Messrs. Simmons, Arnold, Anderson and Blackford, as well as the other members of the Company’s Executive Management Committee, voluntarily surrendered their stock option grants from 2005-2007. No consideration or other compensation was provided in exchange for these surrendered stock options. These option grants had exercise prices ranging from $70.79 to $83.25 and were unlikely to realize value prior to their expiration dates.

For option awards, the table discloses the exercise price and the expiration date. For share awards, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.

We computed the market value of the share awards by multiplying the closing market price of our common shares at the end of the most recent fiscal year by the number of shares or units of shares.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Harris H. Simmons	61,000	—	56.59	04/29/2011	29,863	723,580
	51,333	25,667	47.29	04/23/2015	24,154	585,251

	112,333	25,667			54,017	1,308,832	—	—

Doyle L. Arnold	42,000	—	56.59	04/29/2011	18,498	448,207
	44,666	22,334	47.29	04/23/2015	15,859	384,264
	95,000	95,000	27.98	08/14/2015

	181,666	117,334			34,357	832,470	—	—

Kenneth E. Peterson	—	—			—	—

	—	—			—	—	—	—

A. Scott Anderson	10,834	—	56.59	04/29/2011	17,679	428,362
	33,333	16,667	47.29	04/23/2015	13,665	331,103
	35,500	35,500	27.98	08/14/2015

	79,667	52,167			31,344	759,465	—	—

David E. Blackford	29,333	14,667	47.29	04/23/2015	16,962	410,989
	47,500	47,500	27.98	08/14/2015	13,581	329,068

	76,833	62,167			30,543	740,057	—	—

(1)

All unvested options listed above vest at a rate of 33 percent per year over the first three years of the seven-year option term, except the stock options granted on August 15, 2008, to Messrs. Arnold, Anderson and Blackford, which vest at a rate of 25 percent per year over four years, with the initial vesting occurring on the first anniversary of the grant.

(2)	Based on closing market price on December 31, 2010, of $24.23 per share.

(3)

Mr. Peterson received a restricted stock grant upon his hire in April 2010. The award vested fully on December 31, 2010, according to the terms of the award. Mr. Peterson received no other awards of restricted stock or stock options in 2010. Therefore, the table reflects that Mr. Peterson had no outstanding awards of stock options or restricted stock as of the end of the fiscal year 2010.

Option Exercises and Stock Vested in 2010

The following table provides information concerning exercises of options and vesting of restricted shares during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares that have vested; and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	—	—	—	—
Doyle L. Arnold	—	—	—	—
Kenneth E. Peterson	—	—	11,750	284,702
A. Scott Anderson	—	—	—	—
David E. Blackford	—	—	—	—

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2010 Pension Benefits Table

The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2010. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	402,627	—
	Excess Benefit Plan	21.46	323,543	—
	Supplemental Retirement Plan	N/A	102,139	—

A. Scott Anderson	Cash Balance Pension Plan	20.00	315,972	—
	Excess Benefit Plan	20.00	328,408	—
	Supplemental Retirement Plan	N/A	142,791	—

David E. Blackford	Cash Balance Pension Plan	5.00	49,243	—
	Excess Benefit Plan	5.00	204,692	—

(1)

The Zions Bancorporation Pension Plan was frozen on December 31, 2002. As of that date, Messrs. Simmons and Blackford did not meet the age requirement to continue receiving service credits under this Plan. Accordingly, Mr. Simmons’ service credits remain at 21.46 years and Mr. Blackford’s service credits remain at 5.00 years. Mr. Anderson did meet the age and service requirements to continue receiving service credits when this Plan was frozen on December 31, 2002. As a result, there is no difference between Mr. Anderson’s years of service with the Company and the number of years of service credit under this Plan.

Messrs. Arnold and Peterson are not eligible to participate in the Company’s defined benefit retirement programs.

Information regarding the Pension Plan, Excess Benefit Plan and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2010 Nonqualified Deferred Compensation Table

The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column, “Executive Contributions in Last FY” indicates the aggregate amount contributed to such plans by each NEO during 2010.

The column “Registrant Contributions in Last FY” indicates our aggregate contributions on behalf of each NEO during 2010. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.

The column “Aggregate Earnings in Last FY” indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2010, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.

The column “Aggregate Withdrawals/Distributions” reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the Withdrawals/Distribution column nor the Aggregate Balance columns represent compensation with respect to our most recently completed fiscal year.

The column “Aggregate Balance at Last FYE” reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2010.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	—	1,948,635	—	6,774,133
Doyle L. Arnold	—	—	145,452	—	1,251,712
Kenneth E. Peterson	—	—	—	—	—
A. Scott Anderson	—	34,250	107,839	—	272,626
David E. Blackford	—	—	439,746	—	3,121,389

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities.

In November 2008, the Company, anticipating participation in the CPP, entered into letter agreements with the NEO’s and selected other executives. These letter agreements amended the executives’ benefit plans, arrangements, and agreements to comply with the provisions of the CPP. One result of these amendments was that no golden parachute or other severance payments may be made by the Company while the Treasury Department holds an equity or debt position in the Company. Another was that incentive compensation be subject to clawback in certain circumstances.

In early 2009, ARRA was enacted into law and in June 2009, the Treasury Department issued the Interim Final Regulations under EESA and ARRA. These restrictions do not allow any payment by the Company to an NEO or our five next highest compensated employees in the event of their departure for any reason, or any payment by the Company due to a change in control, except for payments for services performed or benefits accrued. An exception exists if the departure is due to the employee’s death or disability.

For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $24.23.

Severance

Mr. Peterson has an employment agreement effective from his hire date in April 2010, to the third anniversary of that date. This agreement provides for payment of cash salary, stock salary, restricted stock or other equity and long-term cash awards, as well as welfare benefits though the term of the agreement if the Company terminates his employment without cause or if he terminates his employment for good reason. Because Mr. Peterson was not covered by the CPP severance limitations until the beginning of 2011, the table below shows the severance payments that would have been made under his agreement assuming termination of employment on December 31, 2010. As contemplated in his agreement, beginning in 2011, Mr. Peterson will be impacted by the CPP limitations on severance payments,

None of the other NEOs has employment agreements that guarantee them employment for any period of time and according to the CPP limitations on parachute payments discussed above, no post-termination payments or other applicable consideration pursuant to a Change in Control Agreement may be made to these NEOs by the Company while the Company is a participant in the CPP.

Accelerated Vesting of Long-Term Incentives

Presently, we have long-term incentive plan arrangements in place with our NEOs through time-vested share options and restricted share awards. Please also refer to the discussion of long-term incentives above under the heading, “Compensation Discussion and Analysis.”

Share Options

Under provisions of our share option plans, unvested share options are forfeited by the executive for termination due to any event other than a change in control. In the case of a change of control, all unvested options immediately vest and may be exercised for up to 42 months following the change in control. Under the Interim Final Rule, this accelerated vesting may only occur for services performed or benefits accrued.

Therefore, the value attributed to accelerated options as of December 31, 2010, was determined by assuming accelerated vesting through December 31, 2010, and by multiplying the number of vested shares times the difference between the closing price of our common shares on the last day of the fiscal year and the exercise price of the options. Since all share options held by the NEOs are out of the money as of December 31, 2010, no value is reflected in this table. Please refer to the section “Compensation Discussion and Analysis” for more information about our share options.

Restricted Shares and Performance Shares

We granted restricted shares to Messrs. Simmons, Arnold, Anderson and Blackford in May 2010. These grants were made in conformity with the ARRA, and therefore, do not vest within two years of the grant except in the instance of a change in control. While the CPP limitations on parachute payments are in effect, acceleration of vesting would only occur for services performed or benefits accrued. For the table below, we have assumed pro-rata vesting through December 31, 2010.

Mr. Peterson was granted restricted shares in April 2010, upon his hire. These shares vested according to their terms on December 31, 2010.

Retirement Plans

All of our NEOs are fully vested in all of their retirement benefits. While the TARP limitations on parachute payments are in effect, retirement benefits are not enhanced based on circumstances regarding termination, as described under the headings “Compensation Discussion and Analysis” and “Change in Control Agreements.” We report additional information regarding our retirement plans above under the headings, “Compensation Discussion and Analysis” and “2010 Pension Benefits Table,” and in the “2010 Nonqualified Deferred Compensation Table.”

Miscellaneous Benefits

As noted above, the letter agreements that we entered into with our NEOs amended our Change in Control Agreements to comply the Interim Final Regulations’ limitations on parachute payments. These agreements are also described above under the heading “Compensation Discussion and Analysis.”

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)

Harris H. Simmons
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	564,762	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—
	—	—	—	—

Doyle L. Arnold	—	—	—	—
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	354,851	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—
	—	—	—

Kenneth E. Peterson	—	—	—
Severance	—	—	—	2,339,500	2,917,500
Accelerated Vesting of Long-Term Incentives	—	—	—	—	—
Retirement Plans	—	—	—	—	29,400
Other Benefits	—	—	—	3,031	3,897
	—	—	—

A. Scott Anderson	—	—	—
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	330,793	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—
	—	—	—	—

David E. Blackford	—	—	—	—
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	320,008	(1)
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—

(1)

These figures represent the value of the pro-rated vesting of share options and restricted shares. Since all share options are out of the money as of December 31, 2010, only the value of pro-rated vesting of restricted shares is displayed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ordinary Course Loans

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of the Company in the ordinary course of business during 2010. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

Related Party Transactions Policy

In January 2007, the Board approved a Related Party Transaction Policy. This policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as 5% or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. Ordinary course loans having the characteristics described under the heading “Ordinary Course Loans,” are to be reviewed, approved or ratified in accordance with the policies and procedures of the Company and its subsidiaries for extensions of credit covered by Regulation O of the Board of Governors of the Federal Reserve System. The only transactions occurring in 2010 for which disclosure was required under Item 404(a) were ordinary course loans, all of which were made in accordance with the Company’s Regulation O policies and procedures.

COMPENSATION OF DIRECTORS

Our Board of Directors establishes director compensation. The Executive Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

Cash Compensation

Each of our outside directors receives a $35,000 annual retainer and $1,500 for each regular and special meeting that they attend. Members of the committees receive $1,250 for each committee meeting they attend. The Chairman of the Audit Committee receives an additional $15,000 annual retainer and the other members of the Audit Committee receive an additional $3,000 annual retainer. The Chair of each of the other standing committees receives an additional $7,500 annual retainer. Each of the retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Director Stock Program

Nonemployee directors were granted restricted shares in 2010. The number of restricted shares was determined by dividing $70,000 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest share.

Deferred Compensation Plan for Nonemployee Directors

We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board of Directors. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash by check, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

Mr. Heaney serves as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintains a deferred compensation plan for Amegy Bank directors, pursuant to which a director may elect to receive all or a portion of his or her compensation in our common shares and defer receipt of such shares until retirement or resignation from the b, or a date designated by the director at the time of deferral. Amounts deferred are held in a rabbi trust and invested in our common shares, subject to plan limitations. Settlement is made only in our common shares. Mr. Heaney’s 2010 compensation as a member of Amegy Bank’s board of directors is reported in the table below in the column “All Other Compensation.”

2010 Director Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	75,750	70,006	0	0	0	145,756
R.D. Cash	75,500	70,006	0	0	0	145,506
Patricia Frobes	80,500	70,006	0	0	0	150,506
J. David Heaney	82,250	70,006	0	0	13,756	166,012
Roger B. Porter	69,000	70,006	0	0	0	139,006
Stephen D. Quinn	94,250	70,006	0	0	0	164,256
L. E. Simmons	65,500	70,006	0	0	0	135,506
Steven C. Wheelwright	70,500	70,006	0	0	0	140,506
Shelley Thomas Williams	77,250	70,006	0	0	0	147,256

(1)

Harris H. Simmons, the Company’s Chairman, President and CEO is not included in this table as he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 37.

(2)	These figures represent the grant date fair value of the restricted shares granted during 2010.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of March 23, 2011, the record and beneficial ownership of the Company’s common shares by the principal common shareholders (5% or more) of the Company.

Name and Address	Type of Ownership	Common Stock
		No. of Shares	% of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	Beneficial	17,297,030	9.41%

Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	Beneficial	13,089,820	7.12%

The following table shows the beneficial ownership, as of March 23, 2011, of the Company’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options that are exercisable within 60 days of March 23, 2011.

Directors and Officers	Common Shares Beneficially Owned		% of Class	Series A Floating-Rate Non-Cumulative Perpetual Preferred(3)(4)*	9.50% Series C Non-Cumulative Perpetual Preferred(3)*	Series E Fixed-Rate Resettable Non-Cumulative Perpetual Preferred Stock(3)*
A. Scott Anderson	171,990	(1)	*	—	—	—
Doyle L. Arnold	270,043	(1)	*	—	5,500	2,000
Jerry C. Atkin	70,902		*	—	—	—
David E. Blackford	142,316	(1)	*	—	—	—
R. D. Cash	95,641		*	—	6,000	8,000
Patricia Frobes	45,602		*	—	12,000	—
J. David Heaney	90,856		*	—	—	—
Kenneth Peterson	16,295		*	—	—	—
Roger B. Porter	90,870		*	—	—	—
Stephen D. Quinn	49,518		*	—	—	200,000
Harris H. Simmons	2,847,218	(1,2)	1.54%	—	16,500	80,000
L. E. Simmons	2,562,326	(2)	1.38%	—	155,880	120,000
Shelley Thomas Williams	44,602		*	—	—	—
Steven C. Wheelwright	48,756		*	—	—	—
All directors and officers as a group (28 persons)	5,899,724		3.18%	1,000	208,380	419,000

*	Less than 1%. Each of the directors, NEOs, and all directors and officers as a group, owns less than 1% of each class of the outstanding preferred shares.

(1)

Totals include non-voting salary stock units as described on page 22. The number of salary stock units held as part of the totals for the persons set forth above as of March 23, 2011, were as follows: Mr. Anderson, 3,116 shares; Mr. Arnold, 4,985 shares, Mr. Blackford, 3,200 shares; Mr. Simmons, 6,474 shares; and all directors and officers as a group, 38,669 shares.

(2)

Totals include 1,814,488 shares attributed to each individual through serving as a director in a company holding such shares. Although each of L.E Simmons and Harris Simmons is attributed ownership of the full number of shares shown, each such person owns 1/6th of the company holding such shares.

(3)	Number of depositary shares, each representing 1/40 of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

(4)	None of the directors or NEOs hold Series A preferred shares.

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS

The following six persons are nominated for election as directors for a one year term. Biographical information for each of the nominees is set out in the section entitled “Our Board of Directors—Director Nominees” at page 3 of this Proxy Statement. Until their successors are elected and qualified, the nominees will, together with other directors presently in office, constitute our entire elected Board of Directors:

Jerry C. Atkin

Roger B. Porter

Stephen D. Quinn

L.E. Simmons

Steven C. Wheelwright

Shelley Thomas Williams

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.

We will vote the proxies that we receive “FOR” the election of the nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. Each nominee for a directorship will be elected to a full one-year term if he or she receives more “for” votes than “against” votes. If a nominee fails to receive such a majority of votes, except when there are more candidates for election than the number of directors to be elected, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director.

Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2010 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

The affirmative vote of a majority of votes validly cast for or against the proposal is required for adoption of the ratification of the appointment of our independent registered public accounting firm.

Proposal 3: ADVISORY (NONBINDING) VOTE REGARDING 2010 EXECUTIVE COMPENSATION

During the period in which the Treasury Department holds the securities it acquired from us through the CPP, the ARRA requires that we provide shareholders with the right to cast an annual advisory vote on the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Commencing with the first annual meeting of shareholders after the Company has ended its participation in the CPP, we will be required to hold this advisory vote under Section 14(a)(2) of the Exchange Act at least once every three years.

The Board unanimously recommends that shareholders approve the following resolution:

RESOLVED, that the shareholders approve the 2010 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables, and related material.

The Company’s executive compensation programs historically were performance-based with strong long-term performance elements. Treasury Department regulations promulgated under the ARRA and the ESSA required us to modify our executive compensation programs in 2009, reducing the performance-based compensation elements of the programs and the cash-based elements of performance-based compensation. Notwithstanding these required changes, the compensation of our named executive officers for 2009 and 2010 continued to be strongly and adversely affected by our performance, reflecting the continuation of the Company’s general policy of tying compensation to performance. As detailed above in the section entitled “Compensation Discussion and Analysis,” both the total compensation and annual cash compensation of our named executive officers continued to be adversely affected for 2010 by Company performance, with compensation of our named executive officers being in the lowest quartile of our Custom Peer Group. The Board believes that our modified compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in light of our performance in 2010.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2010 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution is required for approval of the proposal.

As provided by the ARRA and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon our Board of Directors. In addition, the shareholder vote may not be construed as overriding a decision by our Board, nor will it create or imply any additional fiduciary duty by our Board. Our Executive Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2010, the Executive Compensation Committee considered the shareholder ratification at our 2010 annual meeting of the compensation paid to our named executive officers for 2009.

During the first annual meeting of shareholders after the Company has repurchased the securities that the Treasury Department acquired from us through the CPP, we will be required to hold an advisory vote regarding whether the shareholder vote to approve the compensation of the named executive officers as required under Section 14(a)(2) of the Exchange Act should occur every one, two or three years. Since we are already obliged to hold this advisory vote annually during the period that the Treasury Department holds any equity or debt position in the Company acquired under the CPP, we have elected as permitted by SEC rules to omit the frequency vote from this Proxy Statement.

Proposal 4: SHAREHOLDER PROPOSAL REGARDING POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION PAID TO SENIOR EXECUTIVES

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has advised us that he intends to present the following resolution at the Annual Meeting. Mr. Armstrong has informed us that he is the beneficial owner of approximately 897 common shares. In accordance with applicable proxy regulations, the proposed resolution and supporting statement are set forth below in the form that we received it:

Statement of the Proposing Shareholder

RESOLUTION

That the shareholders of ZIONS BANCORPORATION request its Board of Directors to establish a policy requiring the Board of Directors to review and determine whether to seek recoupment of bonuses and other incentive compensation awarded to senior executives during the previous five years based on financial and operating metrics (Compensation Metrics) that have been materially reduced as the result of restatement of financial results or have been determined by the board to have been materially unsustainable, as shown by subsequent impairment charges, asset write-downs, or other similar developments.

STATEMENT

As a shareholder, I am concerned that our Board of Directors has failed to “clawback” bonuses paid executives in past years for what has turned-out to be poor performance.

Our per share market price has toppled from $85.25 in 2006 to $5.90 in 2009. Dividends have been reduced 97.67%.

Provisions for loan losses in 2008 and 2009 were $2,665,200,000 and losses on securities were $809,700,000. Only one subsidiary bank, the smallest one, had a positive return on assets. All others (6 with 99% of the business) reported negative returns on assets.

The proponent of this proposal introduced “Say-On-Pay” proposals in the 2008 and 2009 meetings and his efforts caused the repeal of three-year terms for Directors.

The proxy statements show Bonuses, Stock Awards, and Option Awards for Named-Executive-Officers but fail to disclose amounts for other officers:

The following appears in past proxy statements (for Named-Executive-Officers only):

	Bonus	Stock Awards	Option Awards
2009		$1,724,964
2008	$1,066,000	241,819	$2,726,869
2007	1,275,000	19,891	2,364,385
2006	8,590,000	19,891	1,822,415
2005	1,546,000		2,298,048
2004	1,434,500
2003	1,152,000

	$15,048,500	$2,006,505	$9,211,717

The above figures do not include bonuses paid subsidiary officers as awards for business development which did not happen and loans which failed.

The fall-out of the “off balance sheet” “Lockhart Funding” continues but our directors do not seem to recoup or “Clawback” any past compensation or bonuses. “TIME IS THE TEST OF VALUE!” and it appears directors are continuing to reward poor performance.

The Treasury Department’s mandated “clawbacks” are limited to “fraud” and fail to recognize poor judgment or incompetence of officers who may need to be replaced.

Page 16 of last year’s proxy statement defines “Compensation Philosophy” and states:

“to attract and retain talented and experienced executives…” and,

“motivate and reward executives whose knowledge, skills and performance are critical to our success.”

The proponent believes this system is broken and the Board of Directors should commence terminations with “clawbacks” of past bonuses and compensation.

Statement of the Company’s Board of Directors

The Board has considered this proposal carefully and believes that its adoption is unnecessary and not in the best interests of the Company or its shareholders for the following reasons. First, the Company has already adopted an incentive compensation clawback policy as required by applicable law and regulations, which the Company believes establishes appropriate and legally enforceable standards for the recoupment of incentive compensation. Second, the Company’s compensation structure is characterized significantly by long-term features, including multi-year vesting equity grants, long-term performance plan units and stock ownership and retention guidelines, which operate to diminish the amount of compensation actually received by executives as a consequence of Company performance subsequent to the grant of these awards. Third, Mr. Armstrong’s proposal is, in the Board’s opinion, poorly formulated and legally unenforceable, creating retroactive and ambiguous risks to executives that could seriously jeopardize the Company’s relationship with its employees and its ability to recruit and retain talented executives.

Adherence to Regulatory Standards. Given the development by Congress and government regulators of standards for recoupment of incentive compensation, the Board believes it is advisable for the Company to rely on these carefully considered provisions. The regulatory standards, in particular, are vetted through a rule-making process that balances competing concerns and seeks to avoid unforeseen consequences. Adherence to regulatory standards also provides the Company with some assurance that its policies will be in alignment with industry norms and allows for automatic revision as regulatory standards evolve. Statutory clawback requirements have existed for public companies since at least 2002 with the passage of the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires recoupment of chief executive officer and chief financial officer compensation in the context of restated financial statements, as a result of misconduct. In 2008 and 2009, provisions of EESA and the ARRA broadened the scope and applicability of Congressionally mandated clawback policies. Unlike the Sarbanes-Oxley Act, EESA and ARRA require the clawback of compensation beyond a company’s chief executive officer and chief financial officer and expand the circumstances in which recoupment is required beyond restated financial statements resulting from misconduct.

Most recently, Section 954 of Dodd-Frank directed the SEC to issue rules mandating national securities exchanges to require each listed company to implement and disclose a clawback policy. In addition, as required by Section 956 of Dodd-Frank, bank regulatory agencies have issued proposed incentive compensation rules, which include a provision requiring financial institutions with total assets in excess of $50 billion, which includes the Company, to defer at least 50% of each executive officer’s incentive compensation and subject the deferred portion to diminishment as a result of actual losses or other measures that are realized or become better known during the deferral period.

Given this dynamic regulatory climate, the Board believes it is advisable to maintain a clawback policy that is based on developing laws and regulatory standards. The Company’s current compensation clawback policy requires clawback of all applicable compensation provided by the Company to subject employees under all applicable laws and regulations, including those under the Sarbanes-Oxley Act, EESA and ARRA, Dodd-Frank and additional regulatory standards. The flexibility of the Company’s current clawback policy allows the Board to promote the Company’s compliance with these evolving requirements.

Impact of Our Compensation Design. The multi-year vesting and long-term performance plan components of the Company’s executive compensation structure has long been designed in a manner that subjects an executive’s incentive compensation to the risk of poor future Company performance, by reducing the value of equity grants as a result of declines in the Company’s stock price between the grant date and the vesting date, by diminishing or eliminating payouts under long-term performance plans as a result of reduced or negative profitability and by requiring executive officers to maintain ownership of Company shares equal to a specified multiple of their salaries or realized equity grants. Thus, our historic compensation structure has already served to diminish the realized value of potential incentive compensation offered to our executive officers during the last seven or more years. As noted in the proxy statement for our 2009 annual meeting of shareholders, actual and potential realizable value of incentive compensation to named executive officers for 2008 decreased to $1,166,000 from $29,609,043 for named executive officers for 2006, a very substantial decrease of $28,443,043. Over $21 million of this decrease is attributable to the loss in value of stock options granted prior to 2008, stretching back to 2001. Over $6 million of the decrease is attributable to the lack of payouts under long-term performance plans with performance periods commencing in 2006. Since 2008, incentive compensation granted to our NEOs and other highly paid executive officers has been limited to restricted stock grants made in accordance with the Interim Final Rule and, through the vesting provisions of those grants, subjects incentive compensation grants made in 2009 and 2010 to the risk of diminution of value as a result of poor Company performance. In light of the adverse financial impact already suffered by our executive officers through the design of our compensation structure, the Board believes the adoption of the clawback policy advocated by Mr. Armstrong is unnecessary and inadvisable.

Poorly Formulated and Ill-Advised Proposed Policy. Mr. Armstrong’s proposed policy, in itself, would require “recoupment of bonuses and other incentive compensation . . . based on financial and operating metrics (Compensation Metrics) that have been materially reduced as the result of restatement of financial results or have been determined by the board to have been materially unsustainable, as shown by subsequent impairment charges, asset write-downs, or other similar developments.” There have not been any restatements of the Company’s financial statements that have reduced the Company’s financial results for the period covered by the proposed policy. In addition, while the Company believes that the intent of this aspect of the proposed policy is not substantially different from the clawback policy currently in effect at the Company and required by law, requiring recoupment of incentive compensation based on “materially unsustainable” financial results would subject the Board and the Company’s executive to a vague, undefined standard which is not used by other companies or by regulatory agencies. Accordingly, the Board and the Company would have no context for establishing employee expectations or guiding the Board in making decisions under the policy. In addition, and importantly, although the proposed policy itself is limited to the two articulated standards, the shareholder’s supporting statement goes well beyond the proposed policy, suggesting that not only clawbacks but also terminations of employment would be appropriate under the policy as a result of simple “poor performance,” “awards for business development which did not happen and loans which failed” or “fall-out of the ‘off balance sheet’ ‘Lockhart Funding’”. In addition, although the proposed policy purports to leave it to the Board to determine whether or not to pursue recoupment under the policy, Mr. Armstrong’s supporting statement presupposes that the Board will determine to seek to recoup bonuses and compensation, stating that the Board should “commence terminations with clawbacks.” Based on the mix of convoluted and ambiguous standards contained in the policy and supporting statement, the proposed policy would create substantial uncertainty and confusion for employees and would be difficult for the Board to interpret and implement. The Board opposes any proposal that may require it to take actions with potentially severe consequences, including a chilling effect on its ability to attract and retain experienced executives, based on vague standards that are difficult to identify and harder to follow.

Moreover, the Board believes the proposed policy would not be effective if adopted. The Board does not believe it has the ability to implement the policy for the past periods about which Mr. Armstrong complains. The Company has no contractual, statutory, regulatory or other legal right to demand recoupment from its employees of compensation previously paid to them, except to the extent the compensation was paid subject to laws or contractual provisions in effect at the time of payment or, possibly, in circumstances amounting to common law or statutory fraud. The recoupment advocated by Mr. Armstrong would have no such basis. Seeking recoupment without legal basis could subject the Company to unnecessary legal costs and sanctions and seriously disrupt the relationship between the Company and its executives. Terminations of employment because of the retroactive application of the proposed unsustainable financial performance condition or employees’ refusal to comply with unlawful payment demands could subject the Company to even more severe legal and financial risks and damaged employee relations. With respect to future incentive compensation grants, the Board is concerned that implementation of the vague mix of standards suggested by the proposed policy and supporting statement would be seen by executives as subjective, capricious and unfair and would have a serious effect on executive recruitment and retention, rather than being an effective means of affecting employee behavior and risk mitigation. The Board believes that objectives of recoupment policies are most effectively and fairly met through long-term vesting or performance periods, such as those contained in the Company’s equity grants and long-term performance plans, or, alternatively, through the deferral and adjustment of incentive compensation, as currently proposed by bank regulatory agencies.

The Board also notes that Mr. Armstrong’s supporting statement is misleading in several ways. It suggests that the Company does not have a clawback policy, that its past compensation disclosures are incomplete or inadequate, and that the Board has ignored important issues related to the correlation between executive compensation and Company performance. As more fully discussed in the section above titled “Compensation Discussion and Analysis,” the Board and its committees have carefully considered such issues, and the Company’s policies and disclosures are both appropriate and compliant. Further, the shareholder’s supporting statement incorrectly states that applicable laws require clawbacks only in the presence of fraud. Although the clawback requirement under the Sarbanes-Oxley Act is triggered only if the restatement is the result of “misconduct,” neither EESA and ARRA nor Dodd-Frank includes this limitation. It is similarly misleading to propose that the Board can or should commence terminations of unnamed executives for the purpose and effect of recouping compensation, or that such action would be in the best interests of the Company.

In sum, the Company’s current policy for recouping employee pay, together with its compensation structure, provide a balanced and effective approach to aligning the long-term interests of its executive officers with those of its shareholders, and a clear mechanism for complying with applicable laws. The shareholder’s proposed policy does not. The Board therefore does not consider the policy advocated by the proposal necessary or complementary to our Company’s existing compensation programs or oversight. The Board and its committees, in concert and compliance with Congress, the SEC and other regulatory bodies, are best suited to promote and protect the interests of the Company and its shareholders by establishing and complying with clawback requirements and other matters related to executive compensation.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting,

the Board unanimously recommends that shareholders

vote “AGAINST” the proposal.

If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal is required for its approval.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2010 and 2009.

Audit Fees

Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such fees include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2010, and 2009, totaled approximately $4.12 million and $3.51 million, respectively.

Audit-Related Fees

Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions and certain agreed-upon procedures and compliance engagements. The aggregate audit-related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2010, and 2009, totaled approximately $1.02 and $1.01 million, respectively.

Tax Fees

Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2010, and 2009, totaled approximately $0.00 and $0.09 million, respectively.

All Other Fees

All other fees billed by Ernst & Young LLP, which include general consulting fees and other miscellaneous fees, aggregated approximately $0.01 million for each of the years ended December 31, 2010, and 2009.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval by it of all audit, audit-related, tax services and all other services performed by the independent registered public accounting firm. There were no services or fees in 2010 or 2009 that were not approved in advance by the Audit Committee under these policies or procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in their ownership with the SEC. Our Corporate Secretary acts as a compliance officer for such filings of our officers and directors, and prepares reports for such persons based on information supplied by them. Based solely on its review of such information, we believe that for the period from January 1, 2010, through December 31, 2010, our officers and directors were in compliance with all applicable filing requirements.

OTHER BUSINESS

Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders, must be delivered to our Secretary at least 120 days but not more than 150 days prior to the date our proxy statement is released to our shareholders in connection with the annual meeting for the preceding year. Additionally, we must receive proposals from our shareholders on or before December 15, 2011, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2012 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.

The notice of a proposal must contain the following items:

•	the shareholder’s name, address, and share ownership of the Company

•	the text of the proposal to be presented

•	a brief written statement of the reasons why such shareholder favors the proposal; and any material interest of such shareholder in the proposal

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	the shareholder’s name, address, and share ownership of the Company

•	the name of the person to be nominated

•	the name, age, business address, residential address, and principal occupation or employment of each nominee

•	the nominee’s signed consent to serve as a director of the Company, if elected

•	the number of shares of the Company’s owned by each nominee

•	a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made

•	such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC

A copy of our Bylaws specifying the requirements will be furnished to any shareholder upon written request to our Corporate Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating directly with the Presiding Director, the Chairman of our Executive Compensation Committee, or with our directors as a group, or persons interested in communicating complaints concerning accounting, internal controls, or auditing matters to our Audit Committee, may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 15t h Floor, Salt Lake City, Utah 84133-1109. Our Board of Directors has approved a formalized process for handling letters we receive that are addressed to members of the Board. Under that process, our Corporate Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that he or she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hot line” to our outside counsel that is available to employees for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice of Internet Availability of Proxy Materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE

Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder. If you are voting by paper ballot, and wish to vote by telephone, please follow the instructions provided on the paper ballot. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secured Web site. To vote by telephone or Online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April  15, 2011.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2010.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2011 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 15th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

ZIONS BANCORPORATION – ONE SOUTH MAIN STREET, 15th FLOOR – SALT LAKE CITY, UTAH 84133-1109

(801) 524-4787

www.zionsbancorporation.com

ZIONS BANCORPORATION ATTN: RENA MILLER

ONE SOUTH MAIN STREET, 11TH FLOOR SALT LAKE CITY, UT 84133-1109

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors For Against Abstain a Jerry C. Atkin 0 0 0 b Roger B. Porter 0 0 0

For Against Abstain c Stephen D. Quinn 0 0 0 3 Approval, on a nonbinding advisory basis, of 0 0 0 the compensation paid to the company’s executive officers named in the proxy statement d L.E. Simmons 0 0 0 with respect to the fiscal year ended December 31, 2010. e Shelley Thomas Williams 0 0 0 The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain f Steven C. Wheelwright 0 0 0 4 Shareholder proposal - that the Board of 0 0 0 Directors adopt a policy to review and determine whether to seek recoupment of bonuses

The Board of Directors recommends you vote FOR and other incentive compensation. proposals 2 and 3. For Against Abstain

2 Ratification of the appointment of Ernst & 0 0 0 NOTE: Such other business as may properly come Young LLP as the Independent Registered Public before the meeting or any adjournment thereof. Accounting Firm to audit the Company’s financial statements for the current fiscal year.

For address change/comments, mark here. 0 (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ZIONS BANCORPORATION Annual Meeting of Shareholders May 27, 2011 1:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) A. Scott Anderson and Doyle L. Arnold, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, MDT on 5/27/2011, at the Zions Bank Building Founders Room - 18th Floor One South Main Street Salt Lake City, UT 84133-1109, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side